UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 10

                 GENERAL FORM FOR REGISTRATION OF SECURITIES
                    Pursuant to Section 12(b) or 12(g) of
                     the Securities Exchange Act of 1934


                             SIGNAL ADVANCE, INC.
                 -----------------------------------------
                 (Exact name of registrant in its charter)

                   Texas                           76-0373052
       ------------------------------        ----------------------
        (State or jurisdiction of               (I.R.S. Employer
      incorporation or organization)         Identification Number)

            2520 County Road 81
              Rosharon, Texas                        77583
  ----------------------------------------         ----------
  (Address of principal executive offices)         (Zip Code)

Issuer's telephone number: (713) 510-7445
Issuer's facsimile: (928) 441-5564

Securities to be registered under Section 12(b) of the Act:

                                  None

Securities to be registered under Section 12(g) of the Exchange Act:

                  Title of each class to be registered

                          Common Stock, no par

Indicate by check mark whether the registrant is a large accelerated filer an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition for "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

      Large Accelerated Filer         Accelerated Filer
      Non-Accelerated Filer           Smaller Reporting Company  X


EXPLANATORY NOTE

Signal Advance, Inc. is filing this General Form for Registration of Securities on Form 10 to voluntarily register our common stock, no par value (the "{Common Stock"), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to "Signal Advance", "SAI", the "Company", "we", "our" or "us" means Signal Advance, Inc.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These "forward-looking" statements can be identified by use of terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under "Risk Factors". Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1. 	BUSINESS

THE COMPANY

Signal Advance, inc. was initially incorporated in Texas in June, 1992 as Biodyne, Inc., an engineering product and procedure development and consulting firm focused on the implementation of emerging technologies for biomedical applications. The company has significant experience in computer technology, distributed information systems, and data acquisition and analysis systems, as well as and medical-legal litigation support.

The company experienced steady growth through the subsequent 8 years. In the medical-legal arena, the company developed and produced over sixty (60) computer-generated animation/graphics projects, most which have been used in support of litigation and medical risk management as well as engineering development consulting services. These projects effectively exploited and focus the company's unique combination of computer, engineering, and biomedical experience and development capabilities.

In 2000, the company focused on the development and application of emerging technologies in biomedicine and medical-legal support. This "refocus" of the company's mission was largely precipitated of the President's doctoral studies in the biomedical field which suggested a number of development and subsequent commercialization opportunities.

In 2005, the company changed its name to Biodyne Development Company, Inc. to more accurately reflect its mission and current activities. The company continued to provide engineering and consulting services, primarily in the Houston area. "In-house" research and development efforts focused on the development proprietary intellectual property referred to as signal advance
(SA) technology. In 2007, the company applied for patent protection for SA technology, changed its name to Signal Advance, Inc. (SAI) and continues to develop and refine SA technology to expand the range of potential markets while targeting specific applications for which SAI is now pursuing commercialization.

THE TECHNOLOGY

- Overview

Sensors are used to detect various physical or physiological properties
(e.g. pressure, temperature, speed, heart rate) and convert these properties into analog electrical signals. These signals are then digitized and processed to generate an output which can be used for monitoring, intervention, process control or similar functions. SAT acts to temporally advance the detection of these analog electrical signals thereby offsetting or even eliminating circuit transmission and/or processing delays in responsive (control/interventional) type systems. This technology can potentially improve the performance of a wide range of devices that process analog signals in areas such as medical devices which intervention in pathophysioloogical processes, industrial process control, alarm/detection systems, vehicular and flight control, and military targeting and weaponry. One of the most promising application areas (of which there are many) is that of medical intervention devices in which a small increase in signal detection time (on the order of fractions of a second) could have a major impact on the device efficacy.

- Problem, Solution, and Value

In state-of-the-art interventional medical or industrial devices, time delays due to signal detection, processing and generating a response reduce the likelihood of successful intervention. This applies, for instance, to containing or limiting a life-threatening patho-physiological event such as cardiac ventricular fibrillation or an epileptic seizure. The earlier the intervention is initiated, the greater the chance for successful remediation.

Currently, hybrid predictive feedback and feed-forward control systems are used to improve control response performance. Approaches to improving systems that rely on increasingly faster electronics can reduce, but never completely eliminate, these delays, nor provide a net temporal advance. SAT achieves the latter by exploiting "negative group delay", a counter-intuitive, yet empirically verified wave propagation phenomenon in physics. The "negative delay" (temporal advance) of the detection of analog waveforms produced by SAT has the potential to markedly improve system performance. Furthermore, SAT may yield entirely new control or interventional approaches.

SAI has identified whole classes of physical analog signal sensors that operate within a favorable frequency range for signal detection temporal advancement, along with a host of probable licensing targets. The target applications include biomedical (e.g. cardiac rhythm management (CRM), neurostimulation and neuroprosthetics) as well as commercial, industrial, military and transportation applications. SAI's initial R&D focus has been on application of SAT to the detection of bioelectric signals (e.g. the ECG or EEG) for potential use in interventional medical applications.

- Summary and Status

Over the last two years SAI has spent approximately $150,000 on research and development of its proprietary intellectual property referred to as signal advance technology for which cash and equity were paid with the result that none of these costs were borne by customers. Specifically SAI has developed a number prototype of SA circuit designs that operate over various frequency ranges. Circuit transfer functions have been analyzed, their performance modeled and the circuit designs have been tested using a range of test signals. Circuitry designed specifically for electrocardiology, the electrical functioning of the heart, has recently completed rigorous refinement, testing and evaluation in a successful research study conducted at the University of Texas - Houston, in the Texas Medical Center.

The study results exceeded all of its objectives including the successful demonstration of temporally advanced detection of "standard" constructed signals (comprised of pulses and signle/combinations of sine waves) and human electrocardiographic (ECG) signals (heart beats) from cardiac patients. This development activity and subsequent experimentation resulted in completion of a successful Ph.D. dissertation study (Hymel CM, Application of Signal Advance Technology to Electrophysiology, University of Texas Health Science Center at Houston, Graduate School of Biomedical Sciences, August 2010). A feature article describing SAT, whuch summarizes the study results and discusses a number of potential applications was published in the IEEE Circuits and Systems Magazine in the third quarter of 2011 (October 2011).

- Differentiation

Current approaches to improving the performance of signal transmission and responsive systems rely solely on the development of increasingly faster electronics that can merely reduce the total time delay through the device but not eliminate it entirely nor provide a net temporal advance. In addition, hybrid predictive feedback and feed-forward control systems (often implemented digitally) are employed to improve signal response performance. These approaches may be adequate for a number of control systems.

SAT, however, achieves performance improvements using unique, engineering, physics-based technology implemented in analog circuitry. By reducing or eliminating signal detection delays, this technology can improve performance of a wide variety of biomedical and industrial intervention and control systems. Success in this endeavor has potential application across a broad range of systems that rely on the detection of a wide variety of analog signals and may in turn lead to a new class of proactive vs. reactive intervention and control. In addition, SAT can be applied in conjunction with these conventional methods to further improve system performance.

In an independent patent valuation performed, Steven Weeks, Ph.D., First Principals, Inc., came to the following conclusions:

   "... there were no patents found that linked the concept of 'signal advance' to applications in cardiovascular or neurostimulation applications ... Signal Advance's penetration into these applications would be 100%, as SA has no current competition. Other patents were identified which deal with other aspects of implantable medical devices, but none cite the use of 'signal advance' techniques to achieve their goals. Signal Advance's patent application represents a new and unique application of the concept of 'signal advance' to medical applications. The patent is seminal in concept. No other patents were discovered that prevent Signal Advance from practicing its technology, or that offer superior solutions to the issues addressed by Signal Advance.'

David G. Henry, an intellectual property attorney with over 25 years of experience, taught patent law courses at the Baylor University Law School and lectures in Baylor's Hankamer School of Business Entrepreneurship program. Mr. Henry made the following observations regarding SAI's intellectual property:

   "Despite dealing with hundreds of patent matters (as someone in my position inevitably does), one rarely comes across truly 'pioneering' or 'landmark' ... inventions. Chris Hymel's systems and methods ... appear to be just such an invention (or family of inventions) ...
   I expect to see Mr. Hymel's methods and related systems come to underlie groundbreaking advances in fields which range from psychiatry to law enforcement to combat training and weaponry to biomechanical prosthetics."

Harold L. Russell, Ph.D. a principal with NeuroMedics Technology, Inc., in assessing the potential for SAT to enhance the performance of their patented neurotherapy technology, drew the following conclusions:

   "Increased effectiveness resulting from the incorporation of Signal Advance(R) technology could significantly improve the precision of the stimulation, improving treatment efficiency and thus, significantly decrease treatment time. The direct cost of ... treatment could then become even more affordable ... It is my belief that Signal Advance(R) technology will likely be seen as a disruptive technology that forces rapid change in the field of biomedical instrumentation with early adopters of this technology gaining a significant commercial advantage over later adopters in the same field."

H. Martin Blacker, M.D., neurosurgeon and former faculty member of the Baylor College of Medicine, in assessing the technology wrote:

   "The technology of Signal Advance(R) may well be the key to such effective seizure suppression... Success in this research could allow the detection of abnormal heart rhythms early enough to produce a suppressive signal potentially avoiding the onset of tachycardia or fibrillation... Research in application of Signal Advance(R) technology may well result in products that will have clinical application in other medical fields as well as broader application in fields outside of biomedicine."

In considering the use of SAT in cardiology, Hue-Teh Shih, MD., an electrocardiologist and director of the Houston Center for Cardiac Arrhythmias, wrote:

   "I have been involved in cardiac arrhythmia research for the last
   23 years, both in academia and in private practice. I have been principal investigator in several clinical trials on pacing and defibrillation devices. I have always maintained a strong interest in signal processing and the control of electrical activities, as they are very important in the accurate detection and interpretation of cardiac electrograms and optimal treatment of cardiac arrhythmias.

   Conventionally, the detection of electrical events of the excitable tissues/organs, such as the heart and the brain, occurs with latency after the events start. Intervention of the events can only be performed at a much later time.

   The Signal Advance technology has the potential of early detection of these events that may lead to early intervention to abort or even prevent an episode of cardiac arrhythmia or epilepsy. This can revolutionize the non-pharmacological treatment of cardiac arrhythmias and epilepsy. With great enthusiasm, I look forward to the opportunity to help in developing Signal Advance technology into a clinically applicable tool in the field of electrocardiology."

VALIDATION

Proprietary signal advance (SA) circuitry operates on broadband analog signals (over a specified frequency range) and produces minimal distortion in the circuit output relative to its input. Prototype SA circuits have been developed for various frequency ranges consistent with application-specific signal requirements. Circuit transfer functions have been analyzed and their performances modeled. Several SA circuit designs have been tested using a range of analog test signals.

- Scientific

In Dr. Hymel's doctoral dissertation study (Hymel CM, Application of Signal Advance Technology to Electrophysiology, University of Texas Health Science Center - Houston, Graduate School of Biomedical Sciences, August 2010)., prototype SA technology developed for ECG signals was extensively tested using a range of simulated signals as well as actual ECG signals from cardiac patients. This study successfully demonstrated and quantified the temporal advancement of ECG signals and analyzed the fidelity of the circuit output relative to the original input signal. Dr. Hymel's Ph.D. supervisory committee was tasked with oversight, critical review, and ultimate approval of the multi-year research project. An absolute requirement for that approval of such a dissertation is novelty. The supervisory committee that reviewed (in detail) and confirmed the study results and ultimately approved the dissertation was comprised of faculty that included two electrical engineers, two physicists, a neurophysiologist and a biomedical scientist.

In addition, two former University of Texas - Houston faculty members and a former Baylor College of Medicine faculty member (a physicist, a biomedical engineer and a neurosurgeon) who had previously served on the committee, continued to provide critical reviews of the research and results obtained. One of these individuals now serves as an SAI director and the other two serve as members of the SAI advisory board.

- Technological

The results of the study were summarized in a peer-reviewed engineering article which discusses the theoretical basis, practical implementation and examples of potential applications for SA technology. The manuscript, submitted for review in March 2001, was published as the feature article in the in the IEEE Circuits and Systems Magazine, in September 2011 (Hymel et al, IEEE Circuits and Systems Magazine, 3RD Qtr, 11 (3), 10-25).

- Commercial

In October, 2011, SAI has awarded first place in the prestigious Goradia Innovation Prize competition (Houston Technology Center Names 2011 Goradia Winners, Houston Business Journal, October 6, 2011). The selection of awardees was based upon:

   * The commercial potential of the technology,

   * The soundness of the business plan,

   * The potential for job growth within the region, and

   * The likelihood of significant long-term success.

INTELLECTUAL PROPERTY

- Summary and Status

A U.S. patent application describing the broad basis of the SA process, including claims related to the SA circuitry has been filed in the U.S. Patent and Trademark Office (USPTO) and in foreign counterparts (including Europe and China). The national phase for international patent protection under the patent cooperation treaty (PCT) has also been completed. Recently, claims amendments and responses to office actions from both the US and Chinese patent offices have been submitted. Additional patent submissions to expand upon this technology are being drafted. In addition, the company registered the trademark Signal Advance(R).

The overall patent strategy is based on the fact that SA circuitry must be designed to accommodate the particular signal characteristics and require-ments of specific applications. Differnt applications require the development of SA circuitry and signal conditioning specific to the signal characteristics. The uniqueness of both circuit design and analysis of circuit parameters enables novelty and non-obviousness in patent claim construction. The very nature of the manipulation of negative group delay in achieving SA ensures that the claims are not obvious.

SAI expects each application of SAT will have its own patent filing. In addition, intellectual property related to various SA circuit designs and configurations as well as signal conditioning techniques to improve temporally-advanced signal fidelity, are being separately patented. The methods utilized to analyze the idiosyncrasies of individual applications will be maintained as trade secrets. These need not be licensed and may be protected separately.

Extensive searches of the patent and scientific literature have been, and continue to be, conducted periodically since the initial patent filings. SAI has performed detailed analyses to distinguish among various references to the art and has demonstrated that the prior art does not negate the utility and novelty of SAT. We believe that no combination of the references would render the technology obvious to a person skilled in this area of the art.

SAI intellectual property strategy includes adding multiple application-specific patents to its portfolio and each will stand independently. An attack on any one of them will not affect the others. SAI will work with licensees to perform an analysis of market size and penetration to decide which international applications to file and prosecute.

Profits are so substantial (particularly in the medical technology field) that some companies are likely to resort to patent infringement or threats of litigation in order to prevent smaller, more innovative companies from acquiring market share.

In order to diminish the likelihood of the technology being co-opted by a market leader:

   * Specific applications of SAT will be separately patented, and multiple independent applications of SAT will not overlap or interfere with one another,

   * An attack on any one patent or application area will not affect others.

   * Licensees will be required to participate in the defense of the patents they have licensed. If any licensee fails to mount a defense for its licensed patents, the license will terminate.

   * Patent, scientific and trade publications will be monitored to identify infringement/competition.

- Competition

The following quotes (cited previously) have been made in reference to SAI intellectual property:

   * "... seminal in concept ... SAI has no current competition",

   * "... truly 'pioneering' or 'landmark' inventions... I expect to see Mr. Hymel's methods and related systems come to underlie groundbreaking advances",

   * "...revolutionize the non-pharmacological treatment of cardiac arrhythmias and epilepsy",

   * "... seen as a disruptive technology that forces rapid change",

   * "... key to effective seizure suppression"

Currently, SAI is not aware of any direct competition for its technology. However, its own success will likely precipitate competition as recognition and acceptance of SAT grows. There may be competition through infringement in which the IP infringer may attempt to distinguish a minor variation in the technology. In addition, there may be legal machinations based on a larger, financially successful firms' capability to engage in lengthy and expensive litigation.

To date, searches and analyses of the patent and scientific literature have failed to reveal any prior art that negates the utility and novelty of SAT. The precision with which SA circuitry must be designed results from the need to accommodate the unique signal characteristics of any specific application. The application-specific design requirements form the basis for the claim that specific SA circuitry designed for particular applications will be separately patentable. However, the risk of infringement remains and constant vigilance is required.

Defense against copying and infringement includes five strategic elements:

   * Individuality of each SAT application protected by its own applicable patent(s);

   * Requirement that each licensee defend its licensed patents and patent applications;

   * Requirement that each licensee contribute to defense of the general patents that claim the basic technology;

   * A licensing strategy that initially seeks licenses with smaller companies that are less likely to infringe and engage in litigation; and,

   * Maintenance of application specific methods for developing SAT for specific sensors, signals, circuitry and operational parameters of specific applications are trade secrets held by SAI.

These methods provide SAI with a technical advantage that potential infringers would have to overcome requiring undue time and expense.

In the general area of signal science-technology, detection, acquisition and processing performance of systems continues to improve, particularly as miniaturization of microelectronic circuitry (and therefore increased information processing speeds) also continues to occur. Predictive feedback (using historical input data) and feed-forward (open-loop) control systems are also used to improve the performance of such systems. With feed-forward methods, the control system responds directly to changes in the input (rather than variations in the output) and is thus faster, hybrid predictive methods combine aspects of both feedback and feed-forward control and may use historical data. These methods are currently used throughout the industry and, in some systems, may be adequate. Faster electronics will reduce, but never completely eliminate the delays, let alone temporally advance the detection of signals. In addition, SAT can be used in conjunction with these other approaches to further improve performance.

SAT offers unique advantages over these other methods. It can potentially eliminate response delays entirely and may even yield a net temporal advance. Unlike other methods, SAT is not implemented digitally; it operates on analog signals using analog circuitry - thus does not rely on digital processing techniques. In general, analog circuitry operates at much faster speeds than digital circuitry. The analog nature of the technology also translates into lower costs of components as well as increased reliability and longevity. Further, given its unique mode of operation, SAT can be implemented in conjunction with more traditional methods, and thus further increase performance gains achieved.

Experience has shown that implementation of SAT can be more efficient with the provision by SAI of appropriate levels of consulting. Given the choice of infringing and implementing with no assistance versus paying a license fee and receiving assistance, we believe most companies will choose the latter in order to decrease time to market and avoid the possible litigation expense, which taken together will result in more cost effective implementation.

Dr. Hymel, the company's CEO, is the inventor of SAT and has been working diligently in this field for a number of years. SAI is positioned to be the first to market with what the company and others believe will prove to be disruptive technology. His doctoral research stands as the seminal investigation of the use of SAT with biomedical signals, specifically the human ECG. Based on its multi-year head-start and significant, SAI has established itself as the leader in the field thereby gaining a significant early competitive advantage.

COMMERCIALIZATION

- Business Model

Specific applications of SAT will be licensed to product manufacturers by emphasizing the improved performance of their products and thus improved competitive advantage. This approach avoids the high costs of manufacturing and competing in the heavily dominated medical device and control/sensors markets. Licensees, with consultation provided by SAI, will produce and market their improved devices eliminating any reliance on raw materials.

Original licenses will carry provisions enabling SAI to license back further improvements made by original licensees. This will enable SAI to leverage technology improvements. In the case of biomedical devices, manufacturers and their customers will assume the responsibility of obtaining any required regulatory approvals. SAI has identified a host of companies that manufacture devices and utilize processes that could benefit from SAT. The company and its consultants have extensive contacts in the biomedical community in the Texas Medical Center in various electro-physiological applications as well as in the oil and gas industries. These contacts include physicians, scientists and engineers active in R&D and engineering fields pertinent to potential applications of SAT as described previously.

A number of these contacts are active in transferring technology to industry for commercialization and will facilitate company outreach to appropriate personnel in order to gauge interest in pertinent SAT applications. The strategy consists of identifying targets, developing application-specific SAT circuitry, demonstrating performance improvements, protecting the applicable IP, then approaching the prospective client and securing licensing/consulting or joint venture agreements. Each license will be accompanied by a consulting contract to assist the licensee in implementing SAT.

As SAI's license base grows, the marketing and consulting staff will be expanded to include individuals with the requisite expertise for specific applications (i.e., biomedical, industrial, vehicular control, targeting, etc.). These individuals will build upon SAI's efforts to identify device manufacturers and enter into license or joint venture discussions with them. In addition, SAI's ability to provide consulting services for implementation of the technology in specific applications will be marketed. We anticipate SAI will ultimately become a target for acquisition following additional technology refinement.

- Market Analysis

The global CRM market (which includes cardiac pacing, implantable defibrillators and resynchronization therapy defibrillators) generated revenues of over $6B in 2005 and is estimated to exceed $13.5B in 2013. In 2009, revenues in the US market alone exceeded $7.5B and growth is projected to average 3% per year through 2016 (Millennium Research Group, Global Markets for CRM Devices 2009, September 2008).

The neurostimulation device market includes spinal cord, deep brain, vagus nerve, sacral nerve and gastric electrical stimulation. These devices are used in the treatment and management of depression, dystonia, epilepsy (for seizure suppression), essential tremors, gastro-paresis disorders, incontinence, obsessive compulsive disorder (OCD), pain and Parkinson's disease. The global implantable neurostimulation market, considered to still be in its infancy, is projected to surpass $10B by 2014 (Global Industry Analysts, Inc., A Global Strategic Business Report, September 2010). Some of the major suppliers in the CRM and neurostimulation markets include Bionet, Boston Scientific, GE Healthcare, Guidant, Johnson & Johnson, Medtronic, Smith & Nephew, St. Jude, Medical, Stryker, WL Gore and Zimmer.

Additional biomedical applications, in which SAT could improve performance, include neurotherapy/ neurofeedback, neuroprosthetics, man-machine interfaces, physiologically gated diagnostic and therapeutic applications (e.g. gated radiotherapy and imaging) and real-time artifact detection/ rejection for a broad range of physiological signals. For these medical applications, improved performance translates directly to increased value and thus may provide SAI the greatest opportunity to maximize revenue generation. As with any new technology, recognition and acceptance will increase momentum over time.

For a host of non-biomedical applications (including literally hundreds of sensor types), reducing or eliminating signal transmission and control system delays could significantly improve response times. This would significantly improve performance and increase productivity as well as safety. In industrial process control, physical parameters such as temperature, pressure, flow, etc. provide input data for closed-loop computer control systems that optimize production yields. In the petrochemical industry (for example, distillation), the transient response times are measured in minutes making these processes good candidates for the application of SAT. Faster, closed-loop response provides better disturbance rejection and thus increased production yield. Additional application examples include high performance aircraft engine control, in which SAT could increase stability and performance, reduce stall margins and decrease fuel use. For compressors, used in hundreds of industrial applications, reduced control loop delays would improve performance by reducing probability of stalls/surges, thus extending stable operating ranges.

Industry analysts project that the global sensors/controls market will exceed $70B by 2015 (Global Industry Analysts, Inc., Sensors: A Global Strategic Business Report, October 2010). Demand for industrial controls in U.S. markets will exceed $15B in 2011. (Freedonia - Industrial Controls to 2011 - Market Research, Market Share, Market Size, Sales, Demand Forecast, Market Leaders, Company Profiles, Industry Trends, November 2007). In transportation, the automotive sensor market alone exceeded $9B in 2009 (Freedonia - World Automotive Sensors to 2014 - Demand and Sales Forecasts, Market Share, Market Size, Market Leaders, June 2010) and is projected to grow at a rate of nearly 12% annually through 2014 representing the fastest growing segment in the sensors/controls market. The fastest growing segment of this market is in crash avoidance and safety and security systems, followed by drive-train systems and vehicle control. Additional increases in automotive sensor demand will be derived from hybrid and hydrogen fuel cell vehicles. SAT could potentially improve accident avoidance, safety/security, drive-train performance, and overall vehicular control. The major suppliers in the sensors and controls markets include Honeywell International, Rockwell Automation, Eaton, Schneider Electric, and General Electric.

SAT can improve performance of existing technological applications without otherwise altering their functionality - a key market driver. For biomedical applications, this means that the improved devices and processes would most likely be subject to FDA 510K or hybrid 510K approvals rather than the more expensive and time-consuming pre-market approval process.

The following is excerpted from the patent valuation report's executive summary (2007):

   Market: The addressable market for SIGNAL ADVANCE totals approximately $3B in 20 years time, to be penetrated to levels of ~4% with slow initial impact. SIGNAL ADVANCE will compete based on superior technology and performance across a range of products.

- Marketing Strategy

SAI's initial marketing strategy will be executed as follows:

   * Identify application targets.

   * Develop application-specific SA circuitry.

   * Demonstrate performance improvement.

   * Protect intellectual property.

   * Approach manufacturer.

   * Secure licensing, consulting and/or joint venture agreements.

As with all new technology, especially that considered disruptive, there is a need to educate prospective clients on SAT. The company has begun to address this need through such activities as completion of the scientific study in the Texas Medical Center and the publication of a feature article in the IEEE Circuits and Systems magazine. This educational process will continue through presentations at scientific and engineering meetings, participation at trade shows and additional publications to facilitate recognition and acceptance of SAT.

Initially, SAI will concentrate on smaller companies where implementation of SAT can have a large impact on commercial return. Smaller companies present a less formal and structured approach to licensing. While smaller companies are also less likely to consider infringement and oppressing SAI with litigation, they may also be less able or willing to pay SAI to investigate the application of SA technology at their expense. As licensees are required to participate in IP defense, initially licensing SAT to a number of smaller firms is a facet of an overall defensive strategy for protecting SAI's IP against larger, potentially predatory companies.

As SAI establishes the value of its technology in the marketplace, the approach will shift to application identification followed by intellectual property protection. SAI will then approach market-specific clients to work with at their expense, in developing applications of SAT and demonstrating the improved performance of their product. This strategy will shift the development costs to the client and make more efficient use of investment capital and staff while enhancing revenues.

The selection criteria used to identify application targets include:

   * Control/Interventional Applications - SAT could improve the performance of a wide range of interventional or control applications by offsetting and thus reducing or eliminating signal acquisition and processing delays thereby improving response times.

   * Signal Characteristics/Operating Frequency Range - there is a relation-ship between the frequency content of the signal to which SAT is applied and the temporal advance achieved per SA circuit stage. The character-istics of the signal components of interest determine the complexity of the SA circuitry.

   * Commercial Potential (Market Size/Impact) - Our primary focus is on large commercial markets in which SA can have a significant impact in terms of performance improvement and increased commercial value and thus maximize revenues from licensing and royalties.

   * Major Market Supplier(s) - We are seeking major suppliers in the various markets through our existing network of biomedical, scientific and industrial contacts in order to maximize revenues. In addition, we will pursue multiple suppliers in the same market in order to strengthen our position with respect to intellectual property protection.

   * Potential Competition - At present we have found no direct competition in this market, however, as we begin to reveal SAT publicly and educate potential clients (through scientific/industrial publications, engineering presentations, etc.), SAI anticipates competition and will vigorously defend our intellectual property.

   * Government and Regulatory Requirements - We will consider the effects of any government and regulatory requirements applicable to licensees which may impact taking applications to market and revenue generation.

- Revenue Model and Licensing Strategy

Temporally advanced signal detection enables faster operation of devices that initiate a medical intervention or control various processes. These performance improvements in turn translate into increased process yield, reduced fuel cost, improved safety, and in medical applications, more effective intervention. The device manufacturers that incorporate SAT will have a significant competitive advantage over their competition.

SAI revenues are generated by:

   * Licensing SA intellectual property,

   * Providing consulting services to licensees to facilitate implementation,

   * Participating in joint ventures.

SAI will pursue a vigorous licensing strategy to develop relationships with companies that can develop and market selected applications. Each of the filed and/or patented applications will serve as a license vehicle to approach a particular company or set of companies. The typical license will call for an initiation fee, escalating minimum royalties to be paid before a given product is marketed, and continuing royalties based on gross sales once marketing has begun, confirmed by annual audits. The license will also include a set amount of time for consulting. Licensees will also be required to participate in patent maintenance/defense.

It is expected that while some licenses may be worldwide and exclusive within specific applications, SAI will be flexible in considering non-exclusivity and/or regional licensing. If a license for a given application is executed early enough in the prosecution of a particular patent application, the licensee may be given the right to file international counterparts in countries said licensee deems profitable.

The royalty structure for each licensee will vary based on the answers to the following questions:

   * What product(s) is/are SAT going to improve?

   * What is the market for these products?

   * Does the application of SAT either expand existing or open new markets?

   * What was the income from these products?

   * How much will client revenues increase with the addition of SAT?

SAI will seek to obtain a significant share of the enhanced revenue - projected at 15-20% over the life of the license. This figure will form a foundation for proffering a figure for the percentage of gross revenue on which running royalties will be based. The license initiation fee is based on a number of application specific details, including the market size of and SAI's relative contribution to specific applications. These fees may vary from $100K to over $1M and should cover costs incurred to execute the license, preliminary analysis of particular application parameters and features, initial patent costs and initial consulting fees. Smaller initiation fees may be more advantageous for smaller companies who may be less likely to consider infringing the intellectual property. Minimum (maintenance) royalties would be approximately 15%, 25%, 40% and 50% of the average running royalty per year taken in the first four years of the license unless the running royalty kicks in. In this case SAI takes the greater of the minimum vs. the running royalty.

Alternatively, license terms may contain a citation of milestones of achieve-ment by the licensee. Each milestone may be tied to an increase in the minimum royalty. For example, biomedical milestones may include completion of animal trials, submission and then approval of 510K applications or pre-market approval by the FDA. Each licensee pursuing a biomedical application will be expected to develop its own clinical data to secure such pre-market notification (510k) or approval.

Finally, SAI may enter into joint ventures, participating in the development of applications and sharing in subsequent revenue generation.

GOVERNMENT, REGULATORY AND ENVIRONMENTAL CONSIDERATIONS

Based on company's business model, licensing its proprietary technology to manufacturers, government regulations and approvals would apply to our licensees. SAI is unaware of any environmental, compliance or government approval or regulations which are applicable to the company.

VALUATION

SAI has raised just under $500,000 in cash from private placements since its inception. Currently, the company is carrying debt of under $150,000. The book value of the equity is in excess of $1,800,000, the majority of which is intellectual property acquired through an assignment agreement in exchange for equity.

The following is also excerpted from the patent valuation report's Executive Summary (the complete summary is included in the exhibits). This valuation was based solely on ONLY TWO of the biomedical applications (Cardiac Rhythm Management and Neurostimulation) for Signal Advance technology:

   VALUE: Including the projected, risk-adjusted licensing royalties, We project A NET PRESENT VALUE OF UP TO ~$10.4 MILLION. This valuation will increase rapidly as the technology is proven and then successfully applied to products in this very large market.

   N.B. THE ABOVE VALUATION IS ONLY AN ESTIMATE WITH NO GUARANTEES OF FUTURE OUTCOME. IT IS, HOWEVER, DELIBERATELY CONSERVATIVE. WE HAVE INCLUDED ONLY THOSE MARKET SECTORS FOR WHICH RELIABLE DATA CAN BE CITED. WE HAVE USED CONSERVATIVE ESTIMATES OF MARKET SHARE AND OF MARKET GROWTH RATES. THERE MAY BE A NUMBER OF OTHER MARKET SEGMENTS ACCESSIBLE BY THE SUBJECT PATENTS, AS NOTED IN THE TEXT. THEIR ADDITION WOULD ADD TO THE STATED VALUE. THUS, WE REGARD THE ABOVE VALUE AS A CONSERVATIVE VALUE FOR THE PATENT(S).

CAPITALIZATION AND OWNERSHIP

In September 1, 2011, a four for one (4/1) reverse split of SAI's Common stock became effective. This corporate action was undertaken in response to the changing sentiment in the investment community regarding "Penny Stock" (stock which trades for less than $5.00 per share) as evidenced by reports of resistance and unwillingness of a number of brokerage firms to accept for deposit, shares selling for less than $1.00 per share.

The Company is authorized to issue 100,000,000 shares of common stock, with no par value. As of December 31, 2011, 8,111,409 shares had been issued to 146 shareholders. Details of stock ownership by Directors, Officers and control persons (individuals owning > 5% of the issued and outstanding shares) can be found under ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

SAI's transfer agent is:

   Nevada Agency and Transfer Company (NATCO)
   50 West Liberty St., Suite 880
   Reno, Nevada 89501.

Holders of common stock are entitled to one vote per share on all matters subject to shareholder vote. The common stock has no preemptive, cumulative or other subscription rights. All of the presently issued shares of common stock are fully paid and non-assessable. The Board of Directors may declare dividends payable to holders of common stock out of legally available funds. If the company is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in any assets of the Company remaining after satisfaction of all of its liabilities.

- Capitalization and Use of Proceeds

In 2007, SAI successfully completed a 211 filing (under SEC Rule 15C2-11) and became eligible to trade its shares publicly (symbol: SIGL). The board, however, elected not to proceed with a public offering at that time. In conjunction with becoming a registered and reporting company with the SEC, SAI plans to pursue a new 211 filing, which will allow SAI to trade its common stock publicly. This should provide access to the capital needed to

   1) commercialize the technology through licensure,

   2) continue to refine and develop SAT specific to targeted applications, and

   3) pursue related  intellectual property protection.

In the near-term, capital will be used as follows:

   1. Research and development in the following areas:

      * Extending the amount of the temporal advance and frequency range across a broader range of application areas;

      * Signal conditioning to further minimize distortions;

      * Field hardening and shielding of SA circuit stages to eliminate outside interference; and

      * Development, assembly and testing of SA circuitry for addition signal types/characteristics.


   2. Technical:

   Addition of engineering/technical staff, including experienced electronics engineer(s) and technician(s) for analog/digital circuit design, assembly and testing and contracting with consulting experts in specific (specialized) application areas


   3. Sales/Licensing:

   Addition of experienced sales/marketing and licensing staff to participate in trade shows, accept speaking engagements, pursue additional publications, seek out license candidates and secure license agreements for specific SAT applications.


   4. Intellectual property protection:

      * Prepare and submit additional broad patent application(s),

      * Prosecute existing U.S. and international applications,

      * Prepare and submit new, application-specific, patent applications

In the interest of its shareholders, SAI plans to use a portion of the proceeds of this offering to establish a secondary market for its common stock which will, at a minimum require the 211 filing, as well as periodic financial reviews and annual audits as well as the associated periodic reporting to the SEC. SAI is not required to deliver annual reports to its shareholders, however, as a registered and reporting company, SAI will file required 8K, annual 10K, and quarterly 10Q reports to the SEC. These reports, filed with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, may be read and copied on official business days during the hours of 10 a.m. to 3 p.m. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Further, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission which can be accessed electronically (http://www.sec.gov).

- Exit Strategy

While SAI anticipates profitability in the next few years, the company and/or its intellectual property may well become an acquisition target much earlier as a result of the following combination of factors/events:

   * Recent publication of the feature article on SAT in the IEEE Circuits and Systems Magazine;

   * Commercial validation of SAI as a 1st place awardee in the Goradia Innovation Prize competition.

   * Publication of the dissertation detailing SAT application to electro-physiology (scheduled date, August 2012);

   * Issuance of its first patent and subsequent U.S. and foreign filings;
     and,

   * Success in applying SAT in various application areas/markets.

Should SAI realize success in these markets, the company and/or its intellectual property in specific markets, may well become a target for acquisition. Assignment of SA intellectual property/technology will follow the same approach as that applied to IP protection and licensing - that is, it will be distributed across the various application areas. For example, the application of SAT to CRM could be acquired by a single firm, whereas assignment of the IP for use in neurostimulation or a particular automotive sensor application might be acquired by another entity. In addition, in particular markets/ applications, SAI may elect to sell its share of a joint venture to its partner in that venture.

The publicity associated with these events may present a unique opportunity for SAI's common stock to become quoted thereby increasing the company's acquisition value. SAI was approached and has begun discussions with broker-dealers that have expressed interest in working with SAI. That interest is based on recent progress and on the likelihood that SAI's is able to secure license agreements for various applications of SAT. Subsequent acquisition by purchase of a majority of stock in the public company is also possible.

To attract and retain the best talent, key SAI personnel (those that make significant contribution to the company's success) will be afforded financial gain and protection in the form of stock options, a liberal benefits package and a generous severance agreement in the event SAI is merged or acquired.

STAFFING REQUIREMENTS

SAI currently has one full-time employee, the President/Treasurer. Additional director and officer positions are filled by highly qualified individuals in their respective fields. All of these individuals accept equity in the company in exchange for their services and are ideal candidates to fill senior management positions in the engineering/development and legal (including intellectual property) departments. These individuals have expressed an interest in serving in certain positions and having consulted with SAI for a number of years, are already quite familiar with SAT and its development. In addition, the company has initiated searches for qualified individuals to fill the positions of Sales/Licensing VP and CFO.

Additional staffing requirements in engineering/development include analog and digital electronics engineers, a scientist/engineer, electronics technicians and software developers. In sales/licensing, in addition to its VP, positions will include marketing, and sales engineering (preferably with background/ experience in specific application areas). In addition, administrative staff positions will need to be filled.

ITEM 1.A	RISK FACTORS

This Offering entails a high degree of risk and entails a possible loss of all of one's investment. The ownership of Shares involves certain risk factors, including lack of liquidity and economic and market risks. Therefore, prospective investors should carefully consider the following:

AN INVESTMENT IN THESE SHARES IS A HIGH-RISK INVESTMENT. THE PURCHASE OF THESE SECURITIES IS SUITABLE ONLY FOR INVESTORS OF SUFFICIENT FINANCIAL MEANS WHO HAVE NO NEED FOR LIQUIDITY TO THE EXTENT OF THEIR INVESTMENT IN THE COMPANY AND WHO ARE ABLE TO SUSTAIN A COMPLETE LOSS OF THEIR INVESTMENT. THE COMPANY HAS LIMITED OPERATING HISTORY AND THERE IS NO ASSURANCE THAT IT CAN MEET ANY OF THE GOALS AND OBJECTIVES OF MANAGEMENT.

IN ADDITION TO THE FACTORS SET FORTH ELSEWHERE HEREIN, PROSPECTIVE
INVESTORS ARE ADVISED TO CAREFULLY CONSIDER THE FOLLOWING MATTERS AND
SHOULD CONSULT THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS WITH RESPECT THERETO. THE RISK FACTORS SET FORTH HEREIN AND THROUGHOUT THIS MEMORANDUM ARE NOT INTENDED TO BE, AND ARE NOT, AN EXHAUSTIVE LIST OF ALL POSSIBLE GENERAL OR SPECIFIC RISKS.

RISKS RELATED TO THE COMPANY'S BUSINESS

- The independent auditor has raised doubt about the company's ability to continue as a going concern.

The Independent Auditor's Report to the audited financial statements for the period ended December 31, 2011, indicates that there are a number of factors that raise substantial doubt about the company's ability to continue as a going concern. Such doubts identified in the report include the fact that the company currently has insufficient sources of revenue and the need to obtain adequate financing. If the company is unable to continue as a going concern, investors could lose all or a part of their investment.

- The company is undercapitalized and has limited liquidity.

The company has financed the majority of its operations from the sale of its equity securities. As of Year-end 2011, the company did not have sufficient working capital to fund operations for the subsequent six months. As such, the company will need to raise additional capital to fund its working capital needs. The company does not currently have any firm commitments from investors or any credit facilities available with financial institutions or any other third parties. Therefore, it is expected that it will need to enter into agreements with investors or engage in best efforts sales of its securities to raise needed working capital. There is no assurance the company will be successful in any funding effort. Failure to raise sufficient capital may necessitate the curtailment of operations and delay of start of any additional development activities.

- The company does not currently have a completely independent audit, or compensation or nominating committee.

The audit, compensation and nomonating committees include members that are not considered independent. The absence of completely independent audit, compensation and nominating committee could lead to conflicts of interest between committee members and the officers and directors, which could work to the detriment to the company's shareholders.

With respect to the audit committee, to be deemed "independent" under the audit committee rules, an audit committee member must not: 1) accept any consulting, advisory or compensatory fee from the issuer or any subsidiary, other than in the member's capacity as a member of the board or any board committee; and 2) be an affiliated person of the issuer or any subsidiary apart from serving as a member of the board or any board committee. An exception provided for new issuers requires at least one fully independent member at the time of an issuer's initial listing, a majority of independent members within 90 days, and a fully independent committee within one year. Currently, two of the three members of the audit committee meet the criteria to be deemed "independent".

- The company is in the development/early commercialization stage.

The company is currently in the development/early commercialization stage and is continuing to develop its latest intellectual property and beginning commercialization activities. The company's "proposed" and "intended", business purpose is to collaborate with and market its intellectual property rights to major client companies. As of the date of this registration, the company has obtained an assignment of intellectual property described in a patent application (See "Intellectual Property").

The company currently lacks sufficient capital and revenues to operate the business in a profitable manner. As a development/early commercialization stage company, its prospects are subject to all of the risks, expenses, and uncertainties frequently encountered by companies in the technology development business and will likely encounter all of the same risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. Unanticipated expenses, problems, and technical difficulties may result in material delays in the development of its technology and products and, thus, may not obtain sufficient capital or achieve a significant level of operations. Even with sufficient capital, the company may not be able to conduct such operations on a profitable basis.

- A significant portion of our total assets are comprised of intangible assets subject to periodic review to determine whether impairment of these assets is required.

The company is required under generally accepted accounting principles to review its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values may not be recoverable. If management determines that impairment exists, the company will be forced to record a significant charge to expense in its financial statements for the period in which any impairment of its intangible assets is determined.

- If the company does not successfully license its technology, it may never achieve profitability.

The company's research and development programs are at an intermediate stage. If the company is unable to successfully develop its intellectual property into a commercially viable (licensable) product, it may never achieve profitability, and can make no assurance as to future profitability.

- As a result of the competitive nature of the industry, the company may not gain enough market share to be profitable.

The technology development industry is intensely competitive. There may be numerous competitors in the United States and elsewhere capable of similar technology development. Because the company is pursuing potentially large markets, its competitors include major, multi-national companies, specialized technology firms, universities and other research institutions.

These competitors may successfully develop market and commercialize competitive products. Most of the competitors have greater financial resources, larger research and development staffs and more effective marketing and manufacturing organizations. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors, to develop and market commercial products.

Competitors may succeed in developing or licensing technologies that are more effective or less costly. If successful, these companies may compete successfully with the company's planned products. If the company is unable to compete successfully, it will not be able to sell enough products at a price sufficient to generate profits.

- The company's ability to achieve any significant revenue will depend on its ability to establish effective sales and marketing capabilities.

The efforts of the company, to date, have focused on the development and evaluation of its intellectual property. As the company continues to development its technology, and prepares for commercialization, it may need to build a sales and marketing infrastructure; an area in which the company has limited experience. Failure to establish a sufficient marketing and sales force or to make alternative arrangements to have its products marketed and sold by others on attractive terms, will impair the company's ability to commercialize its technology and to enter new or existing markets. The inability to effectively enter these markets would materially and adversely affect the company's ability to generate significant revenues.

- The company depends on market acceptance to license our technology and a lack of acceptance would depress our sales.

SAT can reduce response time and potentially improve performance in a broad range of applications. However, the technology is novel and not well understood. Deployment in a wide variety of technical environments will require significant training and, if our products are not used correctly or as intended, performance gains may not be realized. Incorrect or improper use of our technology or failure to properly provide training, consulting, and implementation assistance could result in losses suffered by our clients, which could result in negative publicity, product liability or other legal claims against us. We depend on our reputation for quality products and services and injurious negative publicity could have a negative impact on our Company.

- The company is heavily dependent on its management team and consultants.

The company's business strategy and success is dependent on the skills and knowledge of its management team. Operations will also be dependent on the efforts, ability and experience of key members of the prospective management staff and, to a lesser degree, on a small number of advisors and consultants. Therefore, the company has little backup capability for their activities. The loss of services of one or more members of the management team or, to a lesser extent, the loss of one or more of the advisors, could significantly weaken management expertise and the company's ability to efficiently run its business. The company does not currently maintain key man life insurance policies on any of its officers, although it intends to obtain such insurance policies in the future.

- The company may face product liability claims related to the use or misuse of its products, which may results in significant losses.

If the company is able to commercialize its products, it will also be subject to the risk of losses in the future due to product liability claims in the event that the use or misuse of its commercial products results in injury or death. The Company will seek to mitigate this potential liability by implementing indemnification means in the licenses it executes. The company currently does not maintain liability insurance. In the event the company chooses to purchase liability insurance, it cannot predict the magnitude or the number of claims that could be brought against the company in the future. Accordingly, it is difficult to know what coverage limits would be adequate. In addition, such insurance may be expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Any claims against the company, regardless of their merit, could substantially increase costs and cause the company to incur significant losses.

- The marketability and profitability of the company's technology is subject to unknown economic conditions.

The marketability and profitability of the company's technology may be adversely affected by local, regional, national and international economic conditions beyond its control. Favorable changes may not necessarily enhance the marketability or profitability licensure. Even under the most favorable market conditions, there is no guarantee that the company's technology will be licensed or, if licensed, that such licensure will be made with favorable prices and terms.

RISKS RELATED TO INTELLECTUAL PROPERTY

- If the company fails to protect its proprietary technology, then its competitive position may be impaired.

The company has obtained and is in the process of obtaining United States and foreign patent applications for its products. Success will depend in part on the company's ability to obtain additional United States and foreign patent protection for its technology and processes, preserve its trade secrets and operate without infringing the proprietary rights of others. The company places considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering these inventions and the scope of claims made under such patents are still developing. In some of the countries in which the company intends to market its products, obtaining intellectual property protection may be difficult or impossible. Past enforcement of intellectual property rights in many of these countries has been limited or non-existent. Future enforcement of patents and proprietary rights in many other countries may be problematic or unpredictable. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

The company's domestic patent position (patent pending) involves complex legal and factual questions. Inventors of subject matter covered by patent applications or patents owned or licensed by the company may not have been the first to invent or the first to file patent applications for such inventions. Due to uncertainties regarding patent law and the circumstances surrounding the company's patent applications, the pending or future patent applications owned by the company, may not result in the issuance of any patents. Existing or future patents owned by the company may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, any rights the company may have under any issued patents may not provide sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

- Litigation or other disputes regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm the company's ability to operate.

There is always a risk that the manufacture, use, marketing or sale of the company's products could infringe on the patent rights of others. If the company is unable to avoid infringement of the patent rights of others, it may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. The company may not have sufficient resources to resolve such matters as patent litigation can be costly and time consuming. In addition, if the company does not obtain a license, develop or obtain non-infringing technology, or fail to successfully defend an infringement action or have the patents that the company is alleged to infringe declared invalid, the company may:

   * incur substantial money damages;

   * encounter significant delays in bringing its products to market;

   * be precluded from the use or licensing of SA technology without first obtaining licenses to do so; and/or

   * not be able to obtain any required license on favorable terms, if at all.

In addition, if another party claims the same subject matter or subject matter overlapping with the subject matter that the company has claimed in a United States patent application or patent, it may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive the company of patent protection sought or previously obtained and could prevent the company from commercializing its products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect the company's financial results.

- Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect its proprietary technology and processes, the company must also rely in part on confidentiality agreements with its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of the company's proprietary rights and failure to obtain or maintain trade secret protection could adversely affect the company's competitive business position.

RISKS RELATED TO AN INVESTMENT IN THE COMPANY'S SECURITIES

- The market price of our common stock may fluctuate significantly and may decline.

The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors, may adversely affect our ability to raise capital through future equity financings. These factors include:

   * significant volatility in the market price and trading volume of securities of companies in our industry, which are not necessarily related to the operating performance of these companies;

   * changes in regulatory policies, particularly with respect to industry targets for our products and services included in our business model;

   * our common stock is unlikely to be followed by any market analysts in the immediate future, and there may be few institutions acting as market makers for the common stock which can adversely affect its price (and the lack of additional information and opinions coming from institutions and analysts may act to discourage investors from investing in our stock);

   * changes in earnings or variations in operating results and information about earnings or operating performance released by us or companies comparable to us;

   * changes in the value of assets held by us or changes in perceptions of such values;

   * any shortfall in revenue or net income or any increase in losses from levels expected or predicted by investors;

   * departure of one or more of the Company's key personnel;

   * announcements or other information regarding of technological innovations or new products by us or our competitors;

   * potential legal and regulatory matters (including development of or disputes concerning our intellectual property rights);

   * changes in prevailing interest rates;

   * announcements or other information regarding customer orders or, currency exchange rate fluctuations;

   * market conditions in the industry and the general state of the securities markets, with particular emphasis on the technology sectors of the securities markets and other general economic trends and other external factors; and

   * loss of a major funding source.

- There will be a limited trading market for the company's common stock.

The company's common stock is not currently traded on any securities exchange. The company will be seeking clearance to have shares of common stock quoted and traded on the OTC Bulletin Board, however, there can be no assurance that its shares of common stock will be quoted for trading on the OTC Bulletin Board or, if quoted, that there will be sufficient liquidity in the shares. If no m arket develops for its shares of common stock or there is insufficient liquidity in the shares, it will be difficult for shareholders to sell their stock, if at all.

- There are risks associated with the volatility of stock pricing associated with newer, smaller companies and limited markets

We are a relatively new company entering a highly competitive marketplace. Consequently, this investment may be marketable only to a limited segment of the investing public. The Company believes those similar small companies which are newer and have a small capitalization offer significant potential for growth, although such companies generally have more limited product lines, markets, market share and financial resources than larger or more established companies. The securities of such companies, if traded in the public market, may trade less frequently and in more limited volume than those of more established or larger companies due to lack of acceptance by many of the investing public. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of newer companies with small capitalization. In particular, newer companies with small capitalization, that trade in the over-the-counter markets, have experienced wide price fluctuations not necessarily related to the operating performance of such companies. As we are such a Company, our Common Stock may experience the volatility associated with newer, smaller companies.

- The company's common stock may be considered a "penny stock" and, as such, the market for the common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of the company's common stock remains below $5.00 per share or the company has net tangible assets of $2,000,000 or less, its shares of common stock are likely to be subject to certain "penny stock" rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally, an institution with assets in excess of $5,000,000 or an individual with a net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale.

Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person(s) working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell shares of the company's common stock and limit the liquidity of its shares. See "Plan of Distribution" for a more detailed discussion of the penny stock rules and related broker-dealer restrictions.

- Trading in the company's securities could be subject to extreme price fluctuations that could adversely affect your investment.

The market prices for securities of technology companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized events and announcements may have a significant impact on the market price of the company's common stock. Any of the following could have the effect of temporarily or permanently driving down the price of the company's common stock:

   * Technological discoveries by competitors;

   * Unfavorable results from on-going research and development;

   * Unfavorable developments concerning patents or other proprietary rights;
     or,

   * Unfavorable economic market developments;

In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging technology companies, such as this company, and which are often unrelated to the operating performance of the affected companies.

- Substantial sales of the company's stock may impact the market price of its common stock.

Future sales of substantial amounts of the company's common stock, including shares that the company may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if the company raises additional funds through the issuance of common stock or securities convertible into, or exercisable for, common stock, the percentage ownership of the company's shareholders will be diluted and the price of the common stock may fall.

- The company does not plan to pay dividends for the foreseeable future.

The company plans to use any earnings generated from its operations to finance its business and will likely pay any cash dividends to its shareholders in the foreseeable future.

- With the filing of this registration statement, we are undertaking to commence filing periodic reports and other reports with the sec.

We will incur additional expenses as a result of being a reporting public company, which may further strain our limited resources. If we cease filing periodic reports with the SEC, the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market would be negatively impacted.

There are significant costs associated with operating as a public company which will be borne by the Company but will not likely be recouped from additional sales. Our status as a reporting company is not expected to impact the decision of potential licensees to license our technology. The Company will be obligated to meet certain disclosure requirements such as presenting audited financial statements and preparing periodic reports, cost of which will be significant. There are significant costs associated with compliance and reporting in order to be a reporting public company. These costs depend on a number of factors such as complexity of accounting and corporate organization. As the Company grows, these costs will likely grow and the Company will be required to pay costs and professional fees associated with reporting. There can be no assurance that the Company will have sufficient resources to be able to continue to pay all of the costs and professional fees associated with being a reporting company as well as the costs associated with executing on its business model. If we do not incur these costs, we would be in violation of our obligations as a reporting company and the ability of shareholders to sell or resell our securities would be affected. If we cease filing periodic reports with the SEC, it could result in certain listing services refusing to publish information about our Company or prices for our Common Stock, This will, in turn, affect the ability of our stockholders to access trading information about our Common Stock, which could negatively impact our stock price and the liquidity of our Common Stock.

- If we fail to implement or maintain effective internal controls in accordance with section 404 of the sarbanes-oxley act of 2002, it could have a materially adverse effect on our business, operating results and share price.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us. Our efforts to comply with the requirements of Section 404 have resulted in increased general and administrative expenses and a devotion of management time and attention to compliance activities, and we expect these efforts to require the continued commitment of significant resources. We expect to continue to incur significant expenses as a result of being a reporting company, including increased legal and accounting expenses and expenses incurred in complying with the internal controls requirements of the Sarbanes Oxley Act. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. In addition, we may identify material weaknesses or significant deficiencies in our internal control over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation and/or sanctions by regulatory authorities, and could have a materially adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our shares. The Sarbanes-Oxley Act of 2002 imposes certain duties, the compliance with which investors may rely on in making investment decisions; our inability to comply would likely be viewed negatively by the investing community.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to its planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this document include or relate to, among other things, (a) projected sales and profitability, (b) growth strategies, (c) anticipated trends in the industry, (d) ability to obtain and retain sufficient capital for future operations, and (e) anticipated needs for working capital. These statements may be found under "Management's Plan of Operations" and "Business," as well as elsewhere in the document, generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this registration statement, generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this document will, in fact, occur.

ITEM 2. 	FINANCIAL INFORMATION

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this registration statement. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

OVERVIEW

Signal Advance, Inc. (SAI) emerged in 2007 to develop and refine its most important and promising proprietary Signal Advance(R) technology (SAT) for which the company is now pursuing commercialization. Ongoing R&D activities have greatly expanded SAI's range of potential applications while targeting specific ones. SAI's goals over the last two fiscal years have been to validate SA technology and the company's plan for commercialization.

Scientific validation was achieved through the successful completion, in 2010, of a University of Texas dissertation study. Following rigorous review and approval by an independent faculty committee, a doctorate degree was subsequently awarded to the company's president. Technical validation was achieved through the publication of a peer-reviewed feature article in the IEEE Circuits and System magazine. Finally, commercial validation was achieved when SAI was awarded the first place Goradia Innovation Prize.

Our auditors have issued a going concern opinion as the company has not generated sufficient revenues to fund planned R&D, marketing and intellectual protection in the near-term. SAI will continue to rely, at least partially, upon capital investment to cover the projected costs of executing the company's business plan and effectively commercialize its proprietary signal advance technology. The company does not currently have firm commitments with respect to, or sources of, additional financing, thus there is no assurance that the company will have sufficient capital which would require operation to be scaled back accordingly.

RESULTS FROM OPERATIONS

- Income

To date, the majority of income is derived from consulting services. SAI's business plan is to license its proprietary SA technology to manufacturers to improve their product performance and derive revenues from royalties. Initially, SAI's marketing strategy for the development and testing of application-specific SA circuit designs in order to demonstrate performance improvements to prospective licensees. As such, for the near-term, consulting activity is necessary to generate revenues.

Revenues for fiscal years ending 2011 and 2010 were $45,000 and $100,109 respectively.

- Other Income

In 2011, SAI placed first in the Goradia Innovation prize competition and was awarded a $35,000 prize.

- Expenses

Expenses are classified into the following four broad categories:
Depreciation, Professional Services, Research and Development and Selling, General and Administrative. SAI has engaged consultants to accomplish its goals over the last two years. With sufficient capitalization, the majority of these consultants have expressed interest in working full-time for the company. Professional Services includes expenses for legal, accounting, transfer agent and director's fees. The increase seen in 2011 expenses for Professional Services reflect fees to attorneys and auditors for preparation to become registered and reporting reports with the Securities and Exchange Commission. Increases in Research and Development reflect the company's increased focus on scientific, technical and commercial validation. Expenses for fiscal years ending 2011 and 2010 were as follows:

    Expenses                                2011          2010
    --------                                ----          ----

    Depreciation:                           8,051        10,025

    Professional Services:                 32,237        20,350

    Research and Development               45,000        38,000

    Selling and Administrative             34,035        38,479


- Other Expense

Other expense was zero in 2011 and $8,631 in 2010. This expense resulted from losses incurred by a firm in which the company had invested (in exchange for services) prior to 2010 and was also reflected in the reduction in Long Term Investments from $30,000 in 2009 to $21,269 in 2010 on the balance sheet.

LIQUIDITY AND CAPITAL ASSETS

- Current Assets

As of December 31, 2011, SAI had cash and cash equivalents of $12,918 and marketable securities of $25,000 (as compared to $2,278 and -0-, respectively at year end 2010). These assets will be used as working capital to execute the company's business plan. As such, the company anticipates the need to raise additional capital through debt or equity financings to fund operations over the next 12 months.

Fixed assets (office/laboratory equipment) were $8.887 in 2011 and $16,331 in 2010 due to depreciation expense.

- Other Assets

In 2011, significant resources were applied to the protection of intellectual property (IP) including in responses to activity in the national phase of some of the international filings, preparation and submission of amendments and additional disclosures in the US Patent and Trademark Office (USPTO) and the Chinese Patent Office (CPO) and reviews of the first office actions from both the USPTO and CPO. SAI encouraged by the content of the office actions and are confident that all issues raised have being addressed.

The direct expenses related to IP protection are capitalized. In 2011, Intellectual Property increased from to $1,845,294 from 1,723,943 in 2010. $1,250,0o0 of this balance resulted from the assignment of the "Signal Advance" IP to SAI from the company's president in 2008.

There was no change in a single long-term investment.

- Liabilities

Liabilities include a short-term loan to SAI from its President which decreased to $33,269 at year end 2011 from $41,275 in 2010. In addition, there is a trade payable, representing compensation due the company's president, of $120,000 at year-end 2011. SAI anticipates issuing equity in exchange for these services.

- Shareholders' Equity

The accumulated deficit for year ended 2011 was $ 965,511 compared to $922,188 at year end 2010. In 2011, the shareholders approved and the board executed a corporate action to reverse split the common stock at a ratio of four (4) for one (1)yielding a total for shares issued and outstanding of 8,111,409 at year end 2011 and a loss per share of $0.1185 compared to the equivalent loss of $0.1141 per share in 2010.


OFF-BALANCE SHEET TRANSACTIONS

There are no off-balance sheet items, and all transactions are in U.S. dollars, and SAI is not subject to currency fluctuations or similar market risks.

SIGNIFICANT ACCOUNTING POLICIES

- Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

- Marketable Securities

The Company holds certain investments that are treated as available for sale securities under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and stated at their fair market values. All investments are available for current operations and are classified as other assets in the balance sheet. Unrealized holding gains and losses are included as a component of other comprehensive income until realized. Realized gains and losses are determined by the specific identification method and are included in "Other Income" in the income statement.

- Research and Development

Research and development expenses are expensed as incurred until technological feasibility can be determined as per FASB No. 86. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval, marketability, licensing, lease, or sale when the net present value and useful life is able to be determined. Payments made to third parties subsequent to the aforementioned events are capitalized. Amounts capitalized for such payments are included in other intangibles, net of the accumulated amortization, if their useful lives can be determined.

- Revenue Recognition

As part of the Company's business model and as a result of the company's on-going investment in research and development, the company licenses and sells the rights to certain of its intellectual property (IP) including internally developed patents, trade secrets and technological know-how. Certain transfers of IP to third parties may be licensing/royalty-based, transaction-based, or other forms of transfer. Licensing/royalty-based fees involve transfers in which the company earns the income over time, as a lump-sum payment or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee's revenue). Consulting Income is recognized when the revenue is realized or realizable, and has been earned.

- Property, Plant and Equipment

Land, buildings and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is generally provided using the Modified Accelerated Cost Recovery System (MACRS) method. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

- Income Taxes

The Company has adopted SEAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization, As of December 31, 2011, the Company recorded a valuation allowance that reduced its deferred tax assets to zero.

- Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities can occur in the near term and that each change could materially affect the amounts reported in the financial statement.

- Intangible Property

As of December 31, 2011, the balance of intangible property was $1,845.294. $1,250,000 of this balance was due to an assignment of intellectual property (intangible property) related to Signal Advance(R) technology, transferred from the inventor to the Company in 2008. The Company is pursuing intellectual property protection for refinements to the technology which resulted from the company's research and development activities. Actual costs incurred in relation to the intellectual property protection of this intangible asset were capitalized.

The Company's carrying value is included in "Intellectual Property" on the balance sheet. This intangible asset is not amortized because its useful life cannot be determined. In accordance with SFAS No.142, no amortization was recorded for goodwill and/or intangible assets deemed to have indefinite or indeterminate lives

- Impairment

The Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortized intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

- Deferred Tax Asset

A valuation allowance was recognized for the full amount of the deferred tax asset because, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

- Net Earnings per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

ITEM 3. 	DESCRIPTION OF PROPERTY

SAI occupies approximately 900 square feet of office/laboratory space located at 2520 County Road 81, Rosharon, Texas 77583 which is leased from the company's President on a month to month basis for $700 per month and is renewable. Management believes this space is sufficient for the current operations. However, given sufficient capital to hire additional staff office expansion and likely relation is anticipated.

ITEM 4. 	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company is authorized to issue 100,000,000 shares of common stock, with no par value. As of December 31, 2011, 8,111,409 shares had been issued to 146 shareholders. Of these, a total of 4,231,763 shares (52.36%) are currently owned or controlled by the directors and officers of the Company and a total of 5,053,013 shares (62.53%) are currently owned or controlled by the directors, officers and one control person (who was the owner of record, or was known by the company to own beneficially, more than 5% of the company's common stock). The following table provides the name, number of shares owned and ownership percentage of common stock of the company for these individuals.

  Name and Address of    Title of    Amount and Nature of       Percent of
   Beneficial Owner       Class      Beneficial Ownership (3)    Class
  -------------------    --------    --------------------       ----------

  Chris Hymel             Common          3,504,263               43.20%
  Director/Officer (1)

  Ray Corkran (2)         Common            821,250               10.11%

  Karl Zercoe             Common            256,250                3.16%
  Director (1)

  Malcolm Skolnick        Common            253,334                3.12%
  Director/Officer (1)

  Ron Stubbers            Common            198,750                2.44%
  Director/Officer (1)

  Richard C. Seltzer      Common             55,000                0.68%
  Director (1)

  Directors/Officers      Common          4,267,597               52.60%
   as a group

  (1) The address used for all Directors/Officers:
        2520 County Road 81, Rosharon, Texas  77583
  (2) The address used for Ray Corkran:
        321 Grand Ranch Lane, Friendswood, Texas  77546.
  (3) The foregoing beneficial owners hold investment and voting power in their shares.

SAI's transfer agent is Nevada Agency and Transfer Company (NATCO), 50 West Liberty St., Suite 880, Reno, Nevada 89501. Holders of common stock are entitled to one vote per share on all matters subject to shareholder vote.
The common stock has no preemptive, cumulative or other subscription rights. All of the presently issued shares of common stock are fully paid and non-assessable. The Board of Directors may declare dividends payable to holders of common stock out of legally available funds. If the company is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in any assets of the Company remaining after satisfaction of all of its liabilities.

ITEM 5. 	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of the current SAI Directors and Officers and the date such person became a Directors and/or Officer. Directors are elected during the annual shareholders' meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. Two of our Directors are independent as determined by the NASDAQ listing standards.


   Directors                   Age            Office Held
   ---------                   ---            -----------

   Chris Hymel                  54            President/Treasurer

   Malcolm Skolnick             76            Secretary

   Ron Stubbers                 49            Vice President

   Richard Seltzer              57            None

   Karl Zercoe                  48            None

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company's Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

BOARD AND BUSINESS EXPERIENCE

- Chris M. Hymel, Ph.D. (President/Treasurer, Director)

Dr. Hymel, an experienced entrepreneur, founded the company in 1992 and has served as a director and its President and Treasurer since its inception. Dr. Hymel had previously founded CH Systems (1985), a computer systems and networking consulting and development firm and also served on the board of a non-profit corporation, Educational Enrichment Center through 2009. His work experience also includes biomedical technology development in the University of Texas Neurophysiology Research Center, control systems engineering for Shell Oil & Shell Development Companies and Johnson Controls, Inc.

Dr. Hymel holds a doctorate in biomedical sciences from the University of Texas Health Science Center at Houston as well as bachelors and masters degrees in electrical engineering from Texas A&M University. He holds multiple patents and has authored a number of scientific/technical publications. Dr. Hymel, the developer of SAT, successfully demonstrated the temporally advanced detection of ECG (cardiac) signals in a dissertation study completed at the University of Texas-Houston Health Science Center in August 2010.

- Malcolm Skolnick, Ph.D., J.D. (Secretary, Director)

Dr. Skolnick received his Ph.D. in physics from Cornell University and J.D. from the University of Houston Law Center. He has recently retired after ten years as a Director and President and CEO of CytoGenix, Inc., a publicly traded development stage biotechnology firm in Houston Texas. Prior to joining CytoGenix, Dr. Skolnick, a tenured professor, held academic positions in the Medical School, the Graduate School of Biomedical Sciences and the School of Public Health (SPH) of the University of Texas Health Science Center at Houston (UTHSC). In addition to his service as a Department Chair in the Medical School and professorial duties, Dr. Skolnick directed the UTHSC Office of Technology Management, overseeing the University's activities in protecting and licensing its technology portfolio. He also headed the Neurophysiology Research Center and served as principal investigator of several clinical trials in pain management, smoking cessation and reduction of withdrawal symptoms in drug addiction. Dr. Skolnick also serves as a Director for Southwest health technology Foundation, Resolution Forum, Inc., Responsible Community Design International, Inc., and Hudson Forest Homeowners' Association.

Dr. Skolnick is a registered patent attorney, patented inventor and is licensed to practice law in the State of Texas. He is active in patent prosecution and licensing for selected clients and has served as an expert witness in intellectual property, product liability, and accident reconstruction matters. In addition to serving as a director of SAI, Dr. Skolnick serves as Vice-President and as a member of the Board of Directors of the Southwest Health Technology Foundation.

- Ron A, Stubbers, B.S. (Vice-President, Engineering, Director)

Mr. Stubbers has been developing and manufacturing electronic biomedical devices for over 20 years, much of it while VP of Engineering and VP of Operations for Neuroscan, Inc., Compumedics, USA, and aDEPtas, Inc. His experience includes development and production of medical devices ranging from neurostimulation systems to EEG acquisition and analysis systems. He has also worked in the areas of product design and manufacturing engineering, quality, regulatory and technical support for startup companies. A former manager of quality and regulatory affairs, Mr. Stubbers has experience in corporate ISO/EN/QSR quality management systems requirements and compliance and European CE and FDA 510K Class II and other regulatory approvals for world-wide medical device distribution. Mr. Stubbers received his bachelor's degree in electrical engineering from the University of Idaho and has completed graduate coursework at the University of Texas, Graduate School of Biomedical Sciences and at Rice University.

- Richard C. Seltzer, J.D., LL.M. (Director)

Mr. Seltzer received his J.D. from South Texas College of Law in 1981 and his LL.M. in Taxation from the University of Florida in 1982 He is also an approved mediator in the State of Texas. Mr. Seltzer has been in private practice for almost thirty years representing both established and startup businesses in acquisitions and mergers, financial and tax issues, contractual matters, shareholder disputes, real estate acquisitions and general business litigation in Texas State Courts. His practice includes arranging viable capital infusions for ongoing businesses, negotiating business and eal estate related contracts. He has handled the licensing of proprietary information for a non-profit organization in Texas. He has also successfully represented numerous taxpayer corporations and individuals before the Internal Revenue Service, including both its Appellate and Collection Divisions as well as representing taxpayers for matters filed with the U.S. Tax Court. Mr. Seltzer is a frequent invited speaker covering general business topics at the People's Law School in conjunction with the University of Houston Law School.

Mr. Seltzer currently serves as a member of the Board of Directors of both Bridges to Life, a non-profit organization in Houston and STARBASE, Inc., a federally funded educational program in conjunction with the Department of Defense and the National Guard that works with upper elementary school Students particularly interested in math, science, engineering and technology related programs. In addition, Mr. Seltzer serves on the Boards of Directors of Atlas Management, Inc., Innovative Tooling and Accessories, Inc., Intuitec, Inc., Milsob Properties, Inc., all Texas corporations, and Delta Shaver Corporation, a Delaware corporation.

- Karl Zercoe, B.S. (Director)

Mr. Zercoe, a computer programmer and experienced entrepreneur, has been designing and implementing software applications since 1986. He founded Titanium Software, Inc. in 1996 and is the Director, President and Owner. In 2003 his company focused on an application for electronic medical records and scheduling for college counseling centers. Their software, Titanium Schedule, is now the market leader with 650 installations in 9 countries. Titanium Software's revenues have grown an average of over 10% a year, every year, for the last 5 years. Mr. Zercoe has a B.S. in computer science with a minor in mechanical engineering from Texas A&M University.

SIGNIFICANT EMPLOYEES

None


FAMILY RELATIONSHIP

None


INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

There have been no events under any bankruptcy act, criminal proceedings and judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

ITEM 6. 	EXECUTIVE COMPENSATION

- Executive Officer Compensation

The summary compensation table below shows certain compensation information paid for services rendered in all capacities to SAI by the principal executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the years ending December 31, 2011 and 2010. Other than as set forth below, no executive officer's total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table


   Name                          Chris Hymel            Chris Hymel
   -----------------             -----------            -----------
   Principal Position              PEO/PFO                PEO/PFO

   Year                               2011                   2010

   Salary                              -0-                     -0-

   Bonus                               -0-                     -0-

   Stock Awards (Note 1)         $ 120,000                $120,000

   Options Awards                      -0-                     -0-

   Non-Equity Incentive                -0-                     -0-
     Plan Compensation

   Non-Qualified Deferred              -0-                     -0-
     Compensation Earnings

   All Other Compensation        $   5,630                $  3,117
     (Note 2)                    ---------                --------

   Total                         $ 125,630                $123,117

 (1) Non-cash compensation: Equity issued in exchange for services
 (2) Reimbursement of medical and professional development expenses

SAI entered into an executive compensation agreement with Dr. Chris M. Hymel, the company President, whereby he is compensated at $120,000 per year plus limited reimbursement of medial and professional development expenses. Dr. Hymel is expected to devote essentially full-time (at least 40 hours/week) on activities related to the Company. The term of the agreement is year to year but may be terminated by giving sixty (60) days notice. Eligible medical and professional development expenses are either paid or reimbursed in cash and annual compensation for services rendered has been in the form of equity, specifically, common stock for years ended December 31, 2011 and 2010.

All other executive officers received less than $10,000 compensation in years ended 2011 and 2010, in the form of equity (common stock) in exchange for their services. No executive officers received a bonus or deferred compensation.

  Outstanding Equity Awards at December 31, 2011 and 2010:        None
  Option Exercises and Stock Vested Table:                        None
  Pension Benefits Table:                                         None
  Nonqualified Deferred Compensation Table:                       None
  All Other Compensation Table:                                   None
  Perquisites Table:                                              None

There are no existing or planned option/SAR grants.

- Director Compensation

Directors received $5,000 or less in compensation for years ended 2011 and 2010, in the form of equity (common stock) in exchange for their services.

- Employment Contracts and Termination of Employment and Change in Control Arrangements with any of the Board of Directors

There are no employment contracts, compensatory plans or arrangements (except as referenced above for the Company President), including payments to be received from the Company with respect to any executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control of the Company or a change in the person's responsibilities following a change in control of the Company. Nor are there any agreements or understandings for any director or executive officer to resign at the request of another person. None of the Company's directors or executive officers is acting on behalf of or will act at the direction of any other person.

- Compensation Pursuant to Plans

There is no retirement, pension, profit sharing, or other plan covering any of our officers and directors. The company has adopted no formal stock option plans for our officers, directors and/or employees. SAI reserves the right to adopt one or more stock options plans in the future. Presently, there is no plan to issue additional equity in the company or options to acquire the same to our officers, directors or their affiliates or associates except for compensation of Director and Officers as described previously.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
INDEPENDENCE

- Related Person Transactions

Other than the President's compensation, described previously, since our inception, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

(1) in which the amount involved exceeds $120,000; and

(2) in which any director, executive officer, shareholder who beneficially owns 5% or more of SAI common stock, or any member of their immediate family, had or will have a direct or indirect material interest.


- Promoters

None

- Corporate Governance and Director Independence

The Company has not established its own definition for determining whether its directors and nominees for directors are "independent" nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system. However, based on the NASDAQ listing standards, two of the company's directors, Mr. Seltzer and Mr. Zercoe, are considered independent as they are not Officers of the company, receive no compensation for services other than as directors and own less than 5% of the issued and outstanding shares of the company.

Mr. Seltzer is a tax attorney and has provided financial advice to corporate clients in his law practice for over 20 years thus establishing his financial expertise. Given the current composition of management, the board has established an initial audit committee comprised of Mr. Seltzer and Dr. Hymel. Dr. Hymel's financial expertise derives from his experience as corporate Treasurer for over 20 years.

As of the date hereof, the same individuals also serve on the nominating and compensation committees.

ITEM 8. 	LEGAL PROCEEDINGS.

Presently, there are no pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and the Registrant does not know nor is it aware of any legal proceedings threatened or contemplated against it.

ITEM 9. 	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.


- Market Information

There is no established public trading market for our common stock.

As of the date hereof, there are no outstanding options or warrants to purchase, or securities convertible into, common equity of the Company.

The Company's common stock is currently not quoted on OTC Markets or the OTC Bulletin Board or any other information services or exchange. Therefore, there is no market information.

- Holders

As of December 31, 2011, there were 146 holders of record of our common stock.

- Dividends

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

- Securities Authorized for Issuance under Equity Compensation Plans

No warrants or option have been issued for any securities and none is anticipated in the foreseeable future. Securities have been issued in exchange for services, as described previously; however, there are no securities are authorized for issuance under any equity compensation plans.

ITEM 10	RECENT SALES OF UNREGISTERED SECURITIES.

In December, 2010, 2,600,000 shares of common stock were issued to settle debt to the company's President in the amount of $256,218 and in exchange for services rendered by the Directors, Officers and consultants.

In August of 2011, 120,000 shares of common stock were issued in exchange for services rendered by Directors, Officers and consultants and cash investment of $10,000 by one of the Company's Directors.

A four for one (4/1) reverse split became effective on September 1, 2011. As such, the "post" 4 for 1 reverse split equivalent number of shares of common stock issued in 2011 and 2010 are 650,000 and 30,000, respectively.

These issuances of unregistered were exempt pursuant to Section 4(2) of the Securities Act as these were private placements in which there was no advertising and no commissions paid. Accordingly, the stock certificates representing these shares were issued with restrictive legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt.

ITEM 11. 	DESCRIPTION OF REGISTRANT'S SECURITIES

- Common Stock

The Company has 8,111,409 shares of its common stock issued and outstanding as of December 31, 2011.

The Company is authorized to issue up to 100,000,000 shares of common stock, with no par value. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights.

This stock is considered a penny stock as such Penny Stocks must, among other things:

   * Provide customers with a risk disclosure statement, setting forth certain specified information prior to a purchase transaction;

   * Disclose to the customer inside bid quotation and outside offer quotation for this Penny Stock, or, in a principal transaction, the broker/ dealer's offer price for the Penny Stock;

   * Disclose the aggregate amount of any compensation the broker-dealer receives in the transaction;

   * Disclose the aggregate amount of the cash compensation that any associated person of the broker-dealer, who is a natural person, will receive in connection with the transaction;

   * Deliver to the customer after the transaction certain information concerning determination of the price and market trading activity of the Penny Stock. Non-stock exchange and non-NASDAQ stocks would not be covered by the definition of Penny Stock for:

     (i) issuers who have $2,000,000 tangible assets ($5,000,000 if the issuer has not been in continuous operation for 3 years);
     (ii) transactions in which the customer is an institutional accredited investor; and
     (iii) transactions that are not recommended by the broker-dealer.

- Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock, not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

- Preferred Stock

The Company has not authorized any preferred stock and has no plans to do so in the foreseeable future.

- Certain Anti-Takeover Provisions

Stockholders' rights and related matters are governed by the Texas Business Corporation Act, General Corporation Law, our articles of incorporation and our bylaws. Certain provisions of the Texas Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in our control. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

The existence of authorized but unissued shares of our common stock may enable the Company's Board of Directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of its common stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal is not in the best interests of the Company, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, render more difficult or make more costly, the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

- Dividends

Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

- Trading of Securities in a Secondary Market

There is currently no trading of the securities in any markets.

- Registered Offering

The Company has no specific plans to conduct a registered offering of its securities at this time.

- Transfer Agent

   Nevada Agency and Transfer Company (NATCO)
   50 West Liberty St., Suite 880,
   Reno, Nevada 89501
   (775) 323 0626

- Debt Securities

None

- Other Securities to be Registered

None

ITEM 12. 	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Corporation Act, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors, officers, employees and agents of the corporation to a corporation or its stockholders by reason of their conduct as Directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Texas law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors or officers permitted by Texas law apply only to the "duty of care" of Directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of "bad faith" conduct.

SAI's articles of incorporation contain a provision which eliminates the personal monetary liability of directors and/or officers to the extent allowed under Texas law. Accordingly, a stockholder is able to prosecute an action against a directors and/or officers for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not "negligence" or "gross negligence" in satisfying his or her duty of care. Texas law applies only to claims against a director and/or officer arising out of his or her role as a director and/or officer and not in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, SAI's articles of incorporation and bylaws allow the company to indemnify its directors and officers to the fullest extent permitted by Texas law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to SAI's directors, officers, employees and agents of the corporation pursuant to the foregoing provisions, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees and agents of the corporation pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, employee or agent of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent of the corporation in connection with the securities being registered, SAI will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a as to which indemnification is being sought exists, and SAI is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer employee or agent of the corporation.

ITEM 13. 	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

- Financial Statements and Supplementary Information for Year Ended December 31, 2010


Bobby J. Hutton
Certified Public Accountant
4824 Courtside Drive
Fort Worth, TX 76133


INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Signal Advance, Inc.
2520 CR 81
Rosharon, TX 77583

We have audited the accompanying balance sheet of Signal Advance, Inc. (A Texas Corporation) as of December 31, 2010, and the related statements of income and retained earnings (accumulated deficit), cash flows and statement of changes in stockholders' equity for the year then ended. The financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public
Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Advance, Inc. as of December 31, 2010 and the results of its operations and its cash flows for the year then ended in conformity with account principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A in the financial statements, the Company's operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Very truly yours,

/s/ Bobby J. Hutton
Bobby J. Hutton
Certified Public Accountant

Fort Worth, Texas
December 27, 2011

                         Signal Advance, Inc.
                             Balance Sheet
                     Year Ended December 31, 2010


ASSETS

Current Assets
    Cash                                                 $     2,378
    Accounts Receivable                                          109
                                                         ------------
        Total Current Assets                                   2,487

Equipment (net accumulated depreciation) - Note D             16,331
                                                         ------------
Intellectual Property - Note B                             1,723,943

Long-term Investments                                         21,369
                                                         ------------
TOTAL ASSETS                                              $1,764,129
                                                         ============

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
    Loan from Shareholder                                     41,275
                                                         ------------
        Total Current Liabilities                             41,275

Long Term Liabilities
    Trade Payable - Note H                                       -0-
                                                         ------------
        Total Long Term Liabilities                              -0-
                                                         ------------
            Total Liabilities                             $   41,275

Shareholders' Equity

    Common stock - no par, 32,325,603 shares issued and outstanding as of 2010

    Paid-in Capital in excess of par                       2,691,667

    Net Other Comprehensive Gain/Loss) -Note C               (46,625)

    Accumulated Deficit	                                    (922,188)

    Total Shareholders' Equity                             1,722,855
                                                         ------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                  $1,764,129

                                                         ============




            See Accompanying Notes and Accountant's Report	  	        2

                            Signal Advance, Inc.
      Statement of Income and Retained Earnings (Accumulated Deficit)
                       Year Ended December 31, 2010


REVENUES

    Consulting                                            $      -0-
    Licensing                                                100,000

COST OF SALES                                                    -0-
                                                         ------------

GROSS PROFIT                                                 100,000

EXPENSES

    Professional Services                                     20,350
    Selling and Administrative                                23,452
    Research and Development                                  38,000
    Depreciation                                              10,025

TOTAL EXPENSES                                            $   91,827

        Net Operating Gain (Loss)                              8,173


OTHER INCOME AND (EXPENSES)

    Interest Expense                                          15,028
    Other Regular Income                                         109
    Gain (Loss) on Equity Investments - Note I                (8,631)
                                                          -----------
            NET LOSS                                      $  (15,377)
                                                          ===========

BEGINNING ACCUMULATED DEFICIT                               (906,811)

ENDING ACCUMULATED DEFICIT                                $ (922,188)
                                                          ===========
Net loss per common share - basic and diluted - Note F    $  (0.0285)

Shares used to calculate net loss per common share        32,325,603
 - basic and diluted (total issued and outstanding less treasury)


               See Accompanying Notes and Accountant's Report             3

                              Signal Advance, Inc.
                            Statement of Cash Flow
                         Year Ended December 31, 2010


    OPERATING ACTIVITIES
        Net Income                                           (15,377)

        Adjustments to reconcile Net Income to net cash provided by operations:

            Accounts Receivable                                 (109)
	      Short Term Loan                                   15,842
                                                          -----------
    Net cash provided by Operating Activities                    356
                                                          -----------

    INVESTING ACTIVITIES

        Fixed Assets: Cost/Basis                              (1,489)
        Fixed Assets: Depreciation                            10,025
        Intellectual Property: Cost/Basis                    (25,400)
        Long-Term Investments                                  8,631
	                                                     ----------
    Net cash provided by Investing Activities                  8,232


    FINANCING ACTIVITIES

        Note Payable                                        (344,017)
        Capital Investment                                   337,468
                                                           ----------
    Net cash provided by Financing Activities                 (6,549)

Net cash increase for period                                 (14,426)
Cash at beginning of period                                   16,803

Cash at end of period                                          2,378

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION

    Cash Paid for:
        Interest                                              15,028




               See Accompanying Notes and Accountant's Report             4

                             Signal Advance, Inc.
                Statement of Changes in Shareholders' Equity
                       Years Ended December 31, 2010


                     Common Stock      Additional    Net Other                    Total
                     ------------       Paid-in    Comprehensive  Accumulated  Shareholders'
                  Shares     Amount     Capital      Gain/Loss)     Deficit       Equity
                ----------- --------  -----------  -------------  -----------  -------------

Balance as of
Dec. 31, 2009   29,275,603        -   $2,345,199   $    (46,425)  $ (906,811)  $  1,400,763
                =========== ========  ===========  =============  ===========  =============

Shares Issued    2,600,000        -      337,466              -            -        337,468

Net Other
Comprehensive
Loss                     -        -            -              -            -              -

Net Loss                 -        -            -              -      (15,337)       (15,337)

Treasury Stock           -        -            -              -            -              -
                ----------- --------  -----------  -------------  -----------  -------------

Balance as of
Dec. 31, 2010   32,325,603        -   $2,691,667        (46,425)    (922,188)  $  1,722,855
                =========== ========  ===========  =============  ===========  =============



           See Accompanying Notes and Accountants Report 	         5

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

- Nature of Operations and Organization

Signal Advance, Inc. (the Company) is currently conducting operations.
Signal Advance, Inc., incorporated in Texas on June 4, 1992, is an engineering product and procedure development and consulting firm focused on the develop-ment and application of emerging technologies. The Company has significant experience in computer technology, distributed information systems, and data acquisition and analysis systems, as well as, medical education and medical-legal litigation support. Recently, the Company has been focused on the development and continued refinement of novel signal detection systems based on its proprietary "Signal Advance(R) technology" which has potential application in a wide range of biomedical applications as well as applications outside of biomedicine. In addition, the Company continues to provide engineering development and consulting services.

- Impairment

The Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortized intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

- Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

- Marketable Securities

The Company holds certain investments that are treated as available for sale securities under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and stated at their fair market values. All investments are available for current operations and are classified as other assets in the balance sheet. Unrealized holding gains and losses are included as a component of other comprehensive income until realized. Realized gains and losses are determined by the specific identification method and are included in "Other Income" in the income statement.

- Research and Development

Research and development expenses are expensed as incurred until technological feasibility can be determined as per FASB No. 86. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval, marketability, licensing, lease, or sale when the net present value and useful life is able to be determined. Payments made to third parties subsequent to the aforementioned events are capitalized. Amounts capitalized for such payments are included in other intangibles, net of the accumulated amortization, if their useful lives can be determined.

- Revenue Recognition

As part of the company's business model and as a result of the company's on-going investment in research and development, the company licenses and sells the rights to certain of its intellectual property (IP) including internally developed patents, trade secrets and technological know-how.

Certain transfers of IP to third parties may be licensing/royalty-based, transaction-based, or other forms of transfer. Licensing/royalty-based fees involve transfers in which the company earns the income over time, as a lump-sum payment or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee's revenue). Consulting Income is recognized when the revenue is realized or realizable, and has been earned.

- Property, Plant and Equipment

Land, buildings and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is generally provided using the Modified Accelerated Cost Recovery System (MACRS) method. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.


Accompanying Notes are an Integral Part of the Financial Statements      6

- Income Taxes

The Company has adopted SEAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization, As of December 31, 2011, the Company recorded a valuation allowance that reduced its deferred tax assets to zero.

- Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities can occur in the near term and that each change could materially affect the amounts reported in the financial statement.

- Going Concern

While the Company is currently conducting operations, it has not yet generated sufficient operating revenue to fund its development activities to date. As such, the Company has relied on funding by the Company's President and the sale of its common stock. There is a substantial doubt that the Company will generate sufficient revenues in future years to meet its operating cash requirements. Accordingly, the Company's ability to continue operations in the short-term depends on its success in obtaining equity or debt financing in an amount sufficient to support its operations. This could raise doubt as to its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

NOTE B - INTANGIBLE PROPERTY

As of December 31, 2010, the balance of intangible property was $1,723.943. $1,250,000 of this balance was due to an assignment of intellectual property (intangible property) related to "Signal Advance(R) technology", from the inventor to the Company in 2008. This technology can enhance the performance of a wide variety of signal detection, interventional and control applications.

The Company is currently seeking intellectual property protection internally developed intellectual property referred to as "Signal Advance (R) Technology" which resulted from the company's research and development activities. Actual costs incurred in relation to the intellectual property protection of this intangible asset were capitalized. There are patents pending on the intellectual property and any patent infringement case may hinder the Company's ability to generate revenues.

The Company's carrying value is included in "Intellectual Property" on the balance sheet. This intangible asset is not amortized because its useful life cannot be determined. In accordance with SFAS No.142, no amortization was recorded for goodwill and/or intangible assets deemed to have indefinite or indeterminate lives

NOTE C - MARKETABLE SECURITIES

Cost and fair value of marketable equity securities at December 31, 2010 are as follows:
                                         Cost	        Gross         Fair
                                                   Unrealized Loss    Value
                                        -------    ---------------    -----
Available for Sale Equity Securities    $46,625       (46,625)         $ 0


Accompanying Notes are an Integral Part of the Financial Statements      7

NOTE D - EQUIPMENT

Property and equipment are summarized as follows:

    Machinery and Equipment         $  118,577
    Furniture and Fixtures               3,588
                                    -----------
    Cost/Basis                         122,165
    Less: Accumulated Depreciation    (105,534)
                                    -----------
    Net Book Value                  $   16,331
                                    ===========

Depreciation expense in the year ending December 31, 2010 was 10,025.

NOTE E - INCOME TAXES

- Operating Loss Carry-forwards

As of December 31, 2010 the Company does not have a net operating tax loss carry-forward. Other loss carry-forwards from previous periods may be offset against future federal income taxes. If not used, loss carry-forwards will expire as follows:

    Year       Operating Loss       Year       Operating Loss
    ----       --------------       ----       --------------
     16            114,901            20               -0-
     17             46,917            21           250,180
     18            107,676            22            15,377
     19             39,720

- Deferred Tax Asset

A valuation allowance was recognized for the full amount of the deferred tax asset because, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

- Tax Depreciation

The Company uses the Modified Accelerated Cost Recovery System (MACRS) for depreciation of property for tax purposes.

NOTE F - NET EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

NOTE G - RELATED PARTY TRANSACTIONS

The Company was been assigned intangible property in 2008 from the inventor (assignor) who is also the President of the Company. The Company leases office and warehouse space from the President of the Company. See Note J for details.

Accompanying Notes are an Integral Part of the Financial Statements      8

NOTE H - TRADE PAYABLE

Note to the President of the Company was paid-in-full through the conversion of the debt to equity in the company at a conversion rate negotiated and approved by the Board of Directors.

NOTE I - OTHER INCOME (EXPENSE)

Other (income) and expense includes interest income, gains and losses from securities and other investments.

NOTE J - FACILITIES LEASE

The Company currently leases office space, from its president, on a month to month based at a rate of $700 per month. The following is a schedule of future minimum payments for 4 years under the above operating lease as of December 31, 2010.

        Year        Amount
        ----        ------
        2011    $    8,400
        2012         8,400
        2013         8,400
        2014         8,400
                 ----------
                $   33,600

Rental expense amounted to $8,400 for the year ending December 31, 2010.


Accompanying Notes are an Integral Part of the Financial Statements      9

SUPPLEMENTARY INFORMATION

Year Ended December 31, 2010


                              Signal Advance, Inc.
             Schedules of Selling and Administrative Expenses
                         Year Ended December 31, 2010

                  Automobile Expense           $       90
                  Bank Service Charges                166
                  Education/Training                2,979
                  Employee Benefits                   137
                  Maintenance and Repairs             902
                  Marketing/Advertising               250
                  Meals/Entertainment                 238
                  Office Supplies                     112
                  Postage and Delivery                118
                  Rent                              8,400
                  Telephone                         3,219
                  Travel	                      4,872
                  Utilities                         1,969
                                               -----------
                                               $   23,452
                                               ===========





               See Accompanying Notes and Accountant's Report           10

- Financial Reports and Supplementary Information for Year Ended December 31, 2011


Bobby J. Hutton
Certified Public Accountant
4824 Courtside Drive
Fort Worth, TX 76133


INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Signal Advance, Inc.
2520 CR 81
Rosharon, TX 77583

We have audited the accompanying balance sheet of Signal Advance, Inc. (A Texas Corporation) as of December 31, 2011, and the related statements of income and retained earnings (accumulated deficit), cash flows and changes in stockholders' equity for the year then ended. The financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public
Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Advance, Inc. as of December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with account principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A in the financial statements, the Company's operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Very truly yours,


/s/ Bobby J. Hutton
Bobby J. Hutton
Certified Public Accountant

Fort Worth, Texas
February 28, 2012

                           Signal Advance, Inc.
                              Balance Sheet
                            December 31, 2011

ASSETS

Current Assets
   Cash                                                      $    12,918
                                                             ------------
        Total Current Assets                                      12,918

   Equipment (net accumulated depreciation) - Note D               8,887

   Intellectual Property - Note B                              1,845,294

Long-term Investments                                             21,369

Marketable Securities                                             25,000
                                                             ------------
TOTAL ASSETS                                                 $ 1,913,467
                                                             ============

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
    Loan from Shareholder                                         33,269
                                                             ------------
        Total Current Liabilities                                 33,269

Long Term Liabilities
    Trade Payable - Note H                                       120,000
                                                             ------------
        Total Long Term Liabilities                              120,000
                                                             ------------
            Total Liabilities                                $   153,269

Shareholders' Equity

    Common stock - no par, 8,111,409 shares issued and outstanding as of 2011 - Note J

    Paid-in Capital in excess of par                           2,768,334

    Net Other Comprehensive Gain/Loss) - Note C                  (46,625)

    Accumulated Deficit                                         (961,511)
                                                             ------------
            Total Shareholders' Equity                         1,760,198
                                                             ------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                     $ 1,913,467
                                                             ============


             See Accompanying Notes and Accountant's Report              2

                           Signal Advance, Inc.
    Statements of Income and Retained Earnings (Accumulated Deficit)
                      Year Ended December 31, 2011


REVENUES

    Consulting                                               $  45,000
    Other income                                                35,000

COST OF SALES                                                      -0-
                                                             ----------
GROSS PROFIT                                                    80,000

EXPENSES

    Professional Services                                       32,237
    Selling and Administrative                                  34,035
    Research and Development                                    45,000
    Depreciation                                                 8,052
                                                             ----------
TOTAL EXPENSES                                               $ 119,323
                                                             ----------
    NET LOSS                                                   (39,323)

BEGINNING ACCUMULATED DEFICIT                                 (922,188)

ENDING ACCUMULATED DEFICIT                                   $ 961,511)
                                                             ----------

Net loss per common share - basic and diluted - Note F       $ (0.1185)

Shares used to calculate net loss per common share           8,111,409
    - basic and diluted(total Issued and Outstanding less treasury) - Note J



              See Accompanying Notes and Accountant's Report          3

                            Signal Advance, Inc.
                          Statement of Cash Flow
                       Year Ended December 31, 2011


    OPERATING ACTIVITIES

	Net Income                                               (39,323)

      Adjustments to reconcile Net Income to net cash provided by operations:

         Accounts Receivable                                       109
         Short Term Loan                                        (8,005)
                                                             ----------

    Net cash provided by Operating Activities                  (47,219)
                                                             ----------

    INVESTING ACTIVITIES

        Fixed Assets: Cost/Basis                                  (607)
        Fixed Assets: Depreciation                               8,051
        Intellectual Property: Cost/Basis                     (121,351)
        Long-Term Investments                                  (25,000)
                                                             ----------
    Net cash provided by Investing Activities                 (138,907)

    FINANCING ACTIVITIES

        Trade Payable                                          120,000
        Capital Investment                                      76,667
                                                             ----------
    Net cash provided by Financing Activities                 (196,667)


Net cash increase for period	                                  10,541
Cash at beginning of period	                                   2,378
                                                             ----------
Cash at end of period	                                        12,918
			                                           ----------
SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION

    Cash Paid for:
        Interest Expense                                         3,942





              See Accompanying Notes and Accountant's Report             4

                             Signal Advance, Inc.
                 Statement of Changes in Shareholders' Equity
                        Year Ended December 31, 2011

                    Common Stock       Additional    Net Other                    Total
                    ------------        Paid-in    Comprehensive  Accumulated  Shareholders'
                  Shares     Amount     Capital      Gain/Loss)     Deficit       Equity
                ----------- --------  -----------  -------------  -----------  -------------

Balance as of
Dec. 31, 2010   32,325,409        -   $2,691,667   $    (46,425)  $ (922,188)  $  1,722,855
                =========== ========  ===========  =============  ===========  =============

Shares Issued      120,000        -      76,667              -            -          77,667

Net Other
Comprehensive
Loss                     -        -            -              -            -              -

Net Loss                 -        -            -              -      (39,323)       (39,323)

Treasury Stock           -        -            -              -            -              -
                ----------- --------  -----------  -------------  -----------  -------------

Balance as of
Aug. 30, 2011   32,445,603        -            -              -            -              -
                ----------- --------  -----------  -------------  -----------  -------------

Balance as of
Sep. 1, 2011
(post- 4/1
 Rev. Split)*    8,111,409        -            -              -            -              -
                ----------- --------  -----------  -------------  -----------  -------------

Balance as of
Dec. 31, 2011    8,111,409            $2,768,334   $    (46,625)  $ (961,511)  $  1,760,198
                =========== ========  ===========  =============  ===========  =============

   *NOTE J




                  See Accompanying Notes and Accountants Report           5

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

- Nature of Operations and Organization

Signal Advance, Inc. (the Company) is currently conducting operations.
Signal Advance, Inc., incorporated in Texas on June 4, 1992, is an engineering product and procedure development and consulting firm focused on the develop-ment and application of emerging technologies. The Company has significant experience in computer technology, distributed information systems, and data acquisition and analysis systems, as well as, medical education and medical-legal litigation support. Recently, the Company has been focused on the development and continued refinement of novel signal detection systems based on its proprietary "Signal Advance(R) technology" which has potential application in a wide range of biomedical applications, as well as, applications outside of biomedicine. In addition, the Company continues to provide engineering development and consulting services.

- Impairment

The Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortized intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

- Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

- Marketable Securities

The Company holds certain investments that are treated as available for sale securities under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and stated at their fair market values. All investments are available for current operations and are classified as other assets in the balance sheet. Unrealized holding gains and losses are included as a component of other comprehensive income until realized. Realized gains and losses are determined by the specific identification method and are included in "Other Income" in the income statement.

- Research and Development

Research and development expenses are expensed as incurred until technological feasibility can be determined as per FASB No. 86. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval, marketability, licensing, lease, or sale when the net present value and useful life is able to be determined. Payments made to third parties subsequent to the aforementioned events are capitalized. Amounts capitalized for such payments are included in other intangibles, net of the accumulated amortization, if their useful lives can be determined.

- Revenue Recognition

As part of the Company's business model and as a result of the company's on-going investment in research and development, the company licenses and sells the rights to certain of its intellectual property (IP) including internally developed patents, trade secrets and technological know-how. Certain transfers of IP to third parties may be licensing/royalty-based, transaction-based, or other forms of transfer. Licensing/royalty-based fees involve transfers in which the company earns the income over time, as a lump-sum payment or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee's revenue). Consulting Income is recognized when the revenue is realized or realizable, and has been earned.

- Property, Plant and Equipment

Land, buildings and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is generally provided using the Modified Accelerated Cost Recovery System (MACRS) method. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

Accompanying Notes are an Integral Part of the Financial Statements       6

- Income Taxes

The Company has adopted SEAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization. As of December 31, 2011, the Company recorded a valuation allowance that reduced its deferred tax assets to zero.

- Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities can occur in the near term and that each change could materially affect the amounts reported in the financial statement.

- Going Concern

While the Company is currently conducting operations, it has not yet generated sufficient operating revenue to fund its development activities to date. As such, the Company has relied on funding by the Company's President and the sale of its common stock. There is a substantial doubt that the Company will generate sufficient revenues in future years to meet its operating cash requirements. Accordingly, the Company's ability to continue operations in the short-term depends on its success in obtaining equity or debt financing in an amount sufficient to support its operations. This could raise doubt as to its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

NOTE B - INTANGIBLE PROPERTY

As of December 31, 2011, the balance of intangible property was $1,845.294. $1,250,000 of this balance was due to an assignment of intellectual property (intangible property) related to "Signal Advance(R) Technology", from the inventor to the Company in 2008. This technology can enhance the performance of a wide variety of signal detection, interventional and control applications.

The Company is currently seeking intellectual property protection internally developed intellectual property referred to as "Signal Advance (R) Technology" which resulted from the company's research and development activities. Actual costs incurred in relation to the intellectual property protection of this intangible asset were capitalized. There are patents pending on the intellectual property and any patent infringement case may hinder the Company's ability to generate revenues.

The Company's carrying value is included in "Intellectual Property" on the balance sheet. This intangible asset is not amortized because its useful life cannot be determined. In accordance with SFAS No.142, no amortization was recorded for goodwill and/or intangible assets deemed to have indefinite or indeterminate lives

NOTE C - MARKETABLE SECURITIES

Cost and fair value of marketable equity securities at December 31, 2010 are as follows:
                                       Cost	     Gross         Fair
                                                Unrealized Loss    Value
                                      -------   ---------------    -----
Available for Sale Equity Securities  $46,625      (46,625)         $ 0


Accompanying Notes are an Integral Part of the Financial Statements       7

NOTE D - EQUIPMENT

Property and equipment are summarized as follows:

    Machinery and Equipment         $  119,183
    Furniture and Fixtures               3,589
                                    -----------
    Cost/Basis                         122,772
    Less: Accumulated Depreciation    (113,885)
                                    -----------
    Net Book Value                  $    8,887
                                    ===========

Depreciation expense in the year ending December 31, 2011 was $8,052.

NOTE E - INCOME TAXES

- Operating Loss Carry-forwards

As of December 31, 2011 the Company has a net operating tax loss carry-forward of $ 39,323. Other loss carry-forwards from previous periods may be offset against future federal income taxes. If not used, loss carry-forwards will expire as follows:

    Year    Operating Loss         Year    Operating Loss

     16         114,901             20             -0-
     17          46,917             21         250,180
     18         107,676             22          15,377
     19          39,720             23          39,323

- Deferred Tax Asset

A valuation allowance was recognized for the full amount of the deferred tax asset because, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

NOTE F - NET EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

NOTE G - RELATED PARTY TRANSACTIONS

The Company was been assigned intangible property in 2008 from the inventor (assignor) who is also the President of the Company. The Company leases office and warehouse space from the President of the Company. See Note I for details.

Accompanying Notes are an Integral Part of the Financial Statements       8

NOTE H - TRADE PAYABLE

President of the Company has provided on-going services-for-equity reflected by the trade payable. The conversion of the debt to equity in the company will be at a conversion rate negotiated and approved by the Board of Directors.

NOTE I - FACILITIES LEASE

The Company currently leases office space, from its president, on a month to month based at a rate of $700 per month. The following is a schedule of future minimum payments for 4 years under the above operating lease as of December 31, 2011.

        Year        Amount
        ----        ------

        2012    $    8,400
        2013         8,400
        2014         8,400
        2015         8,400
                -----------
                $   33,600

Rental expense amounted to $8,400 for the year ending December 31, 2011.

NOTE J:

In July, 2011 (following approval by the Shareholders in May, 2011) the
Board of Directors voted to affect a four for one (4-1) reverse split of its common shares and a "Resolution Relating to a Series of Shares" was submitted to the Texas Secretary of State, pursuant to The Texas Business Organizations Code, section 21.115. The reverse split became effective on September 1, 2011. Fractional shares were rounded up to whole shares.

Prior to the reverse split, the common stock shares issued and outstanding totaled 32,603,325. As of December 31, 2011, following the four (4) for one
(1) reverse split, effective on September 1, 2011, 8,111,409 shares of common stock were issued and outstanding.



Accompanying Notes are an Integral Part of the Financial Statements       9

                       SUPPLEMENTARY INFORMATION

                      Year Ended December 31, 2011

                          Signal Advance, Inc.
          Schedules of Selling and Administrative Expenses
                     Year Ended December 31, 2011

                Automobile Expense           $        88
                Bank Service Charges                  94
                Dues and Subscriptions               100
                Education/Training                 2,969
                Employee Benefits                  2,661
                Fees/Licenses                        351
                Interest Expense                   3,942
                Maintenance and Repairs              759
                Marketing/Advertising                650
                Meals/Entertainment                  281
                Office Supplies                      120
                Postage and Delivery                 249
                Rent                               8,400
                Telephone                          3,995
                Travel                             6,701
                Utilities                          2,676
                                              -----------
                                              $   34,035
                                              ===========


              See Accompanying Notes and Accountant's Report        10

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements

The financial statements included in this Registration Statement on Form 10
are listed in ITEM 13. 	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


(b) Exhibits

Exhibit No.  Description                                    Reference
-----------  -----------                                    ---------

3.1          Articles of Incorporation of Registrant,       Filed herewith
             dated July 2, 1992

3.2          Articles of Amendment of Registrant,           Filed herewith
             dated September 15, 2004

3.3          Articles of Amendment of Registrant,           Filed herewith
             dated July 1, 2005

3.4          Articles of Amendment of Registrant,           Filed herewith
             dated June 27, 2007

3.5          Resolution Relating to a Series of Shares      Filed herewith

3.6          Bylaws of Registrant                           Filed herewith

3.7          Audit Committee Charter                        Filed herewith

3.8          Compensation Committee Charter                 Filed herewith

10.1         Commercial Lease Agreement                     Filed herewith

10.2         Line of Credit Promissory Note                 Filed herewith

10.3         Executive Compensation Agreement               Filed herewith

10.4         Patent Valuation Summary, Steve Weeks, PhD,    Filed herewith
             President, First Principals, Inc.

10.5         Expert Opinion, David G. Henry, Registered     Filed herewith
             Patent Attorney

10.6         Expert Opinion, Harold Russell, PhD,           Filed herewith
             NeuroMedics Technology, Inc.

10.7         Expert Opinion, H. Martin Blacker, MD,         Filed herewith
             Neurosurgeon

10.8         Letter of Support, Hue-Teh Shih, MD,           Filed herewith
             Electrocardiologist

14.1         Code of Ethics                                 Filed herewith

23.1 Consent of Independent Registered Accountant, Filed herewith Bobby J. Hutton, Certified Public Accountant

23.2         Consent of Independent Consultant,             Filed herewith
             Steven P. Weeks, PhD, First Principals, Inc.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

March XX, 2012 	Signal Advance, Inc.


	By: /s/ Chris M. Hymel

	Name: Chris M. Hymel
	Title: President/Treasurer, Director